Exhibit 10.96

PURCHASE AGREEMENT

dated as of

April 3, 2017

by and among

OPTUMHEALTH HOLDINGS, LLC, AS SELLER,

CONNEXTIONS, INC.,

AND

TELETECH HEALTHCARE SOLUTIONS, INC., AS BUYER

1

Exhibit 10.96

i

Exhibit 10.96

SECTION 7.14.Waiver of Conflicts Regarding Representation; Non-Assertion of Attorney-Client Privilege.37

ii

Exhibit 10.96

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT, dated as of April 3, 2017 (this “Agreement”), is entered into by and among TeleTech Healthcare Solutions, Inc., a Delaware corporation (“Buyer”), CONNEXTIONS, INC., a Florida corporation (the “Company”), and OPTUMHEALTH HOLDINGS, LLC, a Delaware limited liability company (“Seller”).

WITNESSETH:

WHEREAS, Seller owns all of the issued and outstanding capital stock of the Company (the “Shares”);

WHEREAS, Buyer desires to purchase and acquire all of the Shares from Seller, and Seller desires to sell and transfer the Shares to Buyer, upon the terms and subject to the conditions set forth herein; and

WHEREAS, contemporaneously upon entry into this Agreement, Buyer and Seller are entering into that certain transition services and employee leasing agreements.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Buyer, the Company and Seller hereby agree as follows:

Article I DEFINITIONS
SECTION 1.1. Certain Defined Terms. Capitalized terms used but not otherwise defined in this Agreement have the meanings set forth in Schedule A.

Article II THE PURCHASE AND SALE

SECTION 2.1. Purchase and Sale of the Shares.  On the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall purchase and acquire from Seller, and Seller shall sell, convey, transfer, assign and deliver to Buyer, all right, title and interest (record and beneficial) of Seller to the Shares, free and clear of all Liens.

SECTION 2.2. Consideration.  On the terms and subject to the conditions of this Agreement, at the Closing, the aggregate consideration to be paid by Buyer for the Shares shall equal the Purchase Price, as adjusted in accordance with Section 2.5.

SECTION 2.3. Pre-Closing Adjustment.  Attached as Exhibit B hereto is a statement prepared by Seller and delivered to Buyer (the “Estimated Closing Statement”) that sets forth its good faith estimate of the Estimated Purchase Price, including its good faith estimates in reasonable detail, as of the Effective Time, of (a) the amount of Closing Indebtedness and (b) the amount of the Transaction Expenses.

Exhibit 10.96

SECTION 2.4. Closing.

(a) The consummation of the sale and purchase of the Shares (the “Closing”) shall take place simultaneously with the execution and delivery of this Agreement on the date hereof at the offices of Faegre Baker Daniels LLP, 2200 Wells Fargo Center, 90 South Seventh Street, Minneapolis, Minnesota 55402, or remotely by the electronic transmission of documents and wire transfer of funds (except with respect to any instruments validly transferable under applicable Law only by physical delivery) (the date on which the Closing occurs, the “Closing Date”). The Closing shall be effective as of 12:01 a.m. on the Closing Date (the “Effective Time”).

(b) At the Closing, Buyer shall:
(i) pay Seller, by wire transfer of immediately available funds, the aggregate amount of Estimated Purchase Price;

(ii) pay all Closing Indebtedness in accordance with the pay-off letters delivered to Buyer by Seller from each lender to the Company or Connextions HCI, evidencing the aggregate amount of such Closing Indebtedness (including any interest accrued thereon and any prepayment or similar penalties and expenses associated with the prepayment of such Closing Indebtedness on the Closing Date);

(iii) pay all Transaction Expenses in accordance with written payment instructions delivered by Seller to Buyer;
(iv) deliver to Seller counterparts of the Transaction Documents (other than this Agreement), duly executed by Buyer; and

(v) deliver to Seller a certificate, dated as of the Closing Date, of the Secretary, Assistant Secretary or corollary officer of Buyer certifying that attached thereto is a complete and correct copy of the resolutions adopted by the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and all other agreements executed in connection herewith by such entity and the consummation of the transactions contemplated hereunder and thereunder.

(c) At the Closing, Seller shall:
(i) deliver to Buyer an assignment of the Shares (which are uncertificated) duly endorsed in blank or any other proper instrument of assignment endorsed in blank in proper form for transfer;
(ii) deliver to Buyer counterparts of the Transaction Documents (other than this Agreement), duly executed by Seller or an Affiliate of Seller (as applicable);

(iii) deliver to Buyer resignations of each director and officer of the Company and Connextions HCI, resigning from all positions with each of the Company and Connextions HCI effective at the Closing as permitted by Law;

(iv) deliver to Buyer evidence, in form and substance reasonably satisfactory to Buyer, of the release of all Liens on the assets of the Company and Connextions HCI, other than Permitted Liens;

Exhibit 10.96

(v) deliver to Buyer duly executed certification(s), in form and substance reasonably satisfactory to Buyer, that Seller is not a foreign person in accordance with Treasury Regulations Section 1.1445-2(b);

(vi) deliver to Buyer an executed copy of the Contribution Agreement, duly executed by the Company and each of the other parties thereto, along with schedules thereto; and

(vii) deliver to Buyer one or more certificates, dated as of the Closing Date, of the Secretary, Assistant Secretary or corollary officer of Seller and the Company certifying that attached thereto is a complete and correct copy of the resolutions adopted by the Board of Directors or other governing body (as applicable) of Seller and the Company authorizing the execution, delivery and performance of all Transaction Documents to which Seller or the Company, as applicable, is a party and all other agreements executed in connection therewith by such entity and the consummation of the transactions contemplated hereunder and thereunder.

All payments made by Buyer pursuant to this Section 2.4(b) shall be made by wire transfer of immediately available funds to the accounts specified in writing at least two (2) Business Days prior to the Closing Date by Seller.

SECTION 2.5. Post-Closing Adjustment.

(a) As soon as reasonably practicable, but in no event later than three (3) Business Days following the date that is ninety (90) days after the Closing Date, Seller shall prepare and cause to be delivered to Buyer a statement (the “Closing Statement”) setting forth, in reasonable detail, its calculations, as of the Effective Time, of (i) the amount (if any) by which Net Working Capital exceeds Target Working Capital or the amount (if any) by which Target Working Capital exceeds Net Working Capital, (ii) the amount of Closing Indebtedness, and (iii) the amount of the Transaction Expenses.

(b) The Closing Statement shall be prepared, and all of the individual elements thereof, as applicable, used to calculate the Final Purchase Price shall be determined, in accordance with the Net Working Capital Methodology.

(c) As soon as reasonably practicable, and in no event more than three (3) Business Days following the date that is ninety (90) days after the Closing Date, Buyer shall prepare and cause to be delivered to Seller a statement (the “Uncollected Receivables Statement”) setting forth, in reasonable detail, the amounts of Closing Aged Receivables that have not been collected by Buyer and the Company Group within ninety (90) days after the Closing Date. Buyer shall cause the Company Group to use commercially reasonable efforts to collect such Closing Aged Receivables within such ninety (90) day period; provided,  however, that neither Buyer nor any member of the Company Group shall be required to commence any Legal Proceeding with respect to any Closing Aged Receivables. For purposes of matching collected amounts to the appropriate invoices within the Closing Aged Receivables, the Parties agree that when a relevant customer indicates that it is paying a specific invoice, then the Parties shall accept that indication in determining which outstanding invoices have been collected. Otherwise, Buyer shall cause the Company Group to use commercially reasonable efforts, including through reasonably inquiry with the relevant customer, to identify the appropriate invoice to which a payment is intended to be applied, provided that, if, following such efforts, the Company Group is unable to identify the appropriate invoice, Buyer and the Company Group shall allocate all collected amounts from relevant customers to satisfy the oldest undisputed invoices within the Closing Aged Receivables first before satisfying newer invoiced amounts (i.e., “first-in, first-out”).

Exhibit 10.96

(d) Following receipt of the Closing Statement and the Uncollected Receivables Statement, each of Buyer and Seller, as applicable, and its accountants (subject to reasonable confidentiality and privilege restrictions) shall be permitted during the succeeding thirty (30)-day period (the “Review Period”) reasonable access during regular business hours to Seller’s or Buyer’s (as applicable) relevant employees and outside accountants, and any documents, schedules or workpapers used by Seller or Buyer in the preparation of the Closing Statement or the Uncollected Receivables Statement, respectively.

(e) If Buyer disagrees with the calculation of the Net Working Capital, Closing Indebtedness or Transaction Expenses, on or prior to the last day of the Review Period, Buyer shall notify Seller in writing of such disagreement with the calculation of the Net Working Capital, Closing Indebtedness or Transaction Expenses, which notice shall set forth any such disagreement in reasonable detail, the specific item of the calculation in the Net Working Capital, Closing Indebtedness or Transaction Expenses to which such disagreement relates and the specific (and reasonable) basis for each such disagreement (the “Buyer Objection Notice”). If Buyer fails to deliver the Buyer Objection Notice within the Review Period, Seller’s calculation of the Net Working Capital, Closing Indebtedness and Transaction Expenses shall be deemed to have been accepted by Buyer and shall be final and binding on the parties for all purposes hereunder and used in computing the Final Purchase Price and the Post-Closing Adjustment Amount. If Buyer timely delivers the Buyer Objection Notice within the Review Period, subject to Section 2.5(f) below, Buyer and Seller shall negotiate in good faith to resolve any such disagreement, and any resolution agreed to in writing by Buyer and Seller shall be final and binding upon the parties hereto.

(f) If Seller disagrees with the Uncollected Receivables Statement, on or prior to the last day of the Review Period, Seller shall notify Buyer in writing of such disagreement, which notice shall set forth any such disagreement in reasonable detail, the specific item(s) within the Uncollected Receivables Statement to which such disagreement relates and the specific (and reasonable) basis for each such disagreement (the “Seller Objection Notice” and, together with the Buyer Objection Notice, each an “Objection Notice”). If Seller fails to deliver the Seller Objection Notice within the Review Period, Buyer’s Uncollected Receivables Statement and the amounts reflected therein shall be deemed to have been accepted by Seller and shall be final and binding on the parties for all purposes hereunder and used in computing the Final Purchase Price and the Post-Closing Adjustment Amount. If Seller timely delivers the Seller Objection Notice within the Review Period, subject to Section 2.5(g) below, Buyer and Seller shall negotiate in good faith to resolve any such disagreement, and any resolution agreed to in writing by Buyer and Seller shall be final and binding upon the parties hereto.

(g) If Buyer and Seller are unable to resolve any disagreement as contemplated by Section 2.5(e) or Section 2.5(f) within forty-five (45) days after delivery of an Objection Notice, then Buyer and Seller shall engage the dispute resolution group of a nationally recognized independent public accounting firm or financial consulting firm mutually agreed upon by Buyer and Seller (the “Independent Auditor”), who shall, acting as experts and not as arbitrators, resolve the issues remaining in dispute in accordance with the terms of this Agreement. The parties agree that PricewaterhouseCoopers LLP is not independent for this purpose. The fees, costs and expenses of the Independent Auditor shall be borne by Buyer and Seller in proportion to the relative amount each party’s determination has been modified. For example, if Buyer challenges the calculation of the Net Working Capital by an amount of $100,000, but the Independent Auditor determines that Buyer has a valid claim for only $40,000, Seller shall bear 40% of the fees and expenses of the Independent Auditor and Buyer shall bear the other 60% of such fees and expenses.

(h) The parties shall instruct the Independent Auditor to consider only those items and amounts set forth in any Objection Notice that remain in dispute. Further, the Independent Auditor’s determination shall be based solely on the relevant work papers and books and records relating to the Company and Connextions HCI and oral presentations and written information provided by Buyer and Seller, which are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the

Exhibit 10.96

basis of an independent review), and the Independent Auditor shall determine a value for any such disputed item which is equal to or between the final values proposed by Buyer and Seller in their respective submissions.

(i) The parties shall jointly instruct the Independent Auditor to make a determination as soon as practicable within thirty (30) days (or such other time as Buyer and Seller shall agree in writing) after its engagement (i) whether the Closing Statement and the Uncollected Receivables Statement, as applicable, were prepared in accordance with the terms of this Agreement or, alternatively, (ii) only with respect to the disputed items submitted to the Independent Auditor, whether and to what extent (if any) the Closing Statement or Uncollected Receivables Statement requires adjustment and a written explanation in reasonable detail of each such required adjustment, including the basis therefor. All negotiations pursuant to this Section 2.5 shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable state rules of evidence, and all negotiations and submissions to the Independent Auditor shall be treated as confidential information. The Independent Auditor shall be bound by a mutually agreeable confidentiality agreement. The procedures of this Section 2.5 are exclusive and the determination of the Independent Auditor shall be final and binding on the parties. The decision rendered by the Independent Auditor pursuant to this Section 2.5(i) may be filed as a judgment in any court of competent jurisdiction. Either party may seek specific enforcement or take other necessary legal action to enforce any decision under this SECTION 2.5. The other party’s only defense to such a request for specific enforcement or other legal action shall be fraud by or upon the Independent Auditor. Absent such fraud, such other party shall reimburse the party seeking enforcement for its expenses related to such enforcement.

(j) Promptly following a final determination of the matters subject to this Section 2.5, the parties shall calculate the Purchase Price consistently with such determination (the “Final Purchase Price”). If the Estimated Purchase Price is greater than the Final Purchase Price, the Purchase Price shall be adjusted downward and Seller shall pay to Buyer the amount of such reduction, and if the Estimated Purchase Price is less than the Final Purchase Price, the Purchase Price shall be adjusted upward and Buyer shall pay to Seller the amount of such increase (each, a “Post-Closing Adjustment Amount”). Payments in respect of a Post-Closing Adjustment Amount shall be made within three (3) Business Days after the final determination of the amount of such increase or decrease in accordance with this Section 2.5. Any Closing Aged Receivables that have not been collected by Buyer and the Company Group within ninety (90) days after the Closing Date, and which ultimately reduce the Purchase Price in determining the Final Purchase Price, will within three (3) Business Days after the final determination of the Post-Closing Adjustment Amount be transferred by Buyer to Seller to allow Seller to collect those Closing Aged Receivables for its own account.

Article III REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER

Except as set forth in the corresponding section of the Disclosure Schedule to this Agreement, the Company and Seller, jointly and severally, hereby represent and warrant to Buyer as follows in this Article III as of the date hereof. Any information disclosed in one section of the Disclosure Schedule shall be deemed, for purposes of disclosure made with respect to each section of this Article III, to have been disclosed in each section of the Disclosure Schedule where the application of such disclosure is readily apparent on its face from a reading of such disclosure.

SECTION 3.1. Organization and Qualification.
(a) Each of Seller, the Company and Connextions HCI is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all

Exhibit 10.96

requisite corporate or limited liability company power and authority, as the case may be, to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use (in each case, after giving effect to the Contribution), except where the failure to have such power and authority would not reasonably be expected to be material to the Business.

(b) Seller, each member of the Company Group, and each Related Entity is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it (in each case, after giving effect to the Contribution) makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed, or in good standing would not reasonably be expected to be, individually or in the aggregate, material to the Business. Section 3.1(b) of the Disclosure Schedule sets forth a complete and accurate list of each jurisdiction in which each member of the Company Group is so qualified or licensed to transact business.

(c) Seller has made available to Buyer accurate and complete copies of the Governing Documents, as currently in effect, of the Company and Connextions HCI.
SECTION 3.2. Capitalization; Subsidiaries.

(a) The authorized capital stock (or any other form of equity interests) of the Company is accurately reflected in Section 3.2(a)(i) of the Disclosure Schedule. The beneficial and record ownership of the Shares is set forth on Section 3.2(a)(ii) of the Disclosure Schedule. All of the Shares are duly authorized, validly issued, fully paid and non-assessable. The Shares are not subject to, and were not issued in violation of, any preemptive rights or any other third party rights created by statute, the Governing Documents of the Company or any agreement to which the Company is or was a party or by which the Company is or was bound.

(b) Except for the transactions contemplated by this Agreement, (i) there are no authorized or outstanding options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character (whether or not conditional) relating to the issued or unissued capital stock or membership interests of either the Company or Connextions HCI, obligating either the Company or Connextions HCI to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock, membership interests or other equity interest in such Person or securities convertible into or exchangeable for such shares or equity interests, or obligating such Person to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment; and (ii) there are no outstanding contractual obligations (contingent or otherwise) of either the Company or Connextions HCI to repurchase, redeem or otherwise acquire any capital stock or other equity interests in such Person, to make any payments based on the market price or value of shares or other interests of such Person or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

(c) Neither the Company nor Connextions HCI has registered shares of its capital stock or any other equity interests under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”), or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”) or registered itself under the Exchange Act.

(d) The Company owns all of the issued and outstanding equity and ownership interests of Connextions HCI. Except as set forth in the preceding sentence, neither the Company nor Connextions HCI: (i) has any Subsidiaries, or (ii) otherwise holds any direct or indirect equity or ownership interest in any Person or other similar interest or any right (contingent or otherwise) to acquire the same.

Exhibit 10.96

(e) The authorized equity interests of Connextions HCI are accurately reflected in Section 3.2(e)(i) of the Disclosure Schedule. The beneficial and record ownership of the issued and outstanding equity interests of Connextions HCI is set forth on Section 3.2(e)(ii) of the Disclosure Schedule. The equity interests of Connextions HCI are not subject to, and were not issued in violation of, any preemptive rights or any other third party rights created by statute, the Governing Documents of Connextions HCI or any agreement to which Connextions HCI is, or was, a party or by which Connextions HCI is, or was, bound. All of the issued and outstanding equity interests of Connextions HCI have been validly issued, and are fully paid and are owned beneficially and of record by the Company, free and clear of any Liens.

SECTION 3.3. Title to the Shares. Seller is the owner of all right, title and interest (record and beneficial) in and to the Shares, free and clear of any Liens.

SECTION 3.4. Authority Relative to the Transaction Documents.  Each member of the Company Group and Seller has all requisite power and authority to enter into the Transaction Documents to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated by the Transaction Documents to which it is a party. The execution, delivery and performance of each Transaction Document to which any member of the Company Group or Seller is a party and the consummation of the transactions contemplated thereby by such Person have been duly and validly authorized by all requisite action of such Person, and no other action on the part of such Person is necessary to authorize the execution, delivery or performance of the Transaction Documents by it. Each of the Transaction Documents to which any member of the Company Group or Seller is a party has been duly executed and delivered by such Person and constitutes the valid and legally binding obligation of such Person enforceable against it in accordance with its respective terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization and other similar applicable Laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

SECTION 3.5. Financial Information.

(a) Section 3.5(a) of the Disclosure Schedule sets forth the (a) unaudited balance sheet of the Business as of December 31, 2016 and (b) unaudited statement of contribution margin for the fiscal year ended December 31, 2016 (collectively, (a) and (b) are the “Financial Information”). The Financial Information was prepared in good faith and was derived from the information contained in the books and records of the Business and fairly presents in all material respects the financial condition and results of operations of the Business as of the respective dates thereof and for the periods indicated therein.

(b) Section 3.5(b) of the Disclosure Schedule sets forth a full and complete list of all bank accounts and safe deposit boxes of each of the Company and Connextions HCI, the number of each such account or box, and the names of the Persons authorized to draw on such accounts or to access such boxes. All cash in such accounts is held in demand deposits and is not subject to any restriction as to withdrawal.

SECTION 3.6. No Undisclosed Liabilities.  No member of the Company Group nor any Related Entity had as of December 31, 2016, or has incurred since December 31, 2016, any Liabilities related to the Business, except for Liabilities (a) reflected or reserved against in the Financial Information (or the narratives included therein), (b) incurred by such Person in the Ordinary Course of Business since December 31, 2016, or (c) that are Transaction Expenses reflected in the Estimated Closing Statement.

Exhibit 10.96

SECTION 3.7. Consents and Approvals; No Violations.

(a) Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the HSR Act (if applicable), no filing with or notice to, and no permit, authorization, consent or approval of, a Governmental Entity is necessary for the execution, delivery and performance by any member of the Company Group or Seller of this Agreement or the other Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby.

(b) Neither the execution, delivery and performance by any member of the Company Group or Seller of this Agreement or any other Transaction Document by any member of the Company Group or Seller to which it is a party, nor the consummation by any member of the Company Group or Seller of the transactions contemplated hereby or thereby, will (i) conflict with or result in a violation of any provision of the Governing Documents of any member of the Company Group or Seller; (ii) result in a material violation or material breach of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, amendment, cancellation or acceleration of any obligation or the loss of any material benefit under, or the creation of any Lien) under, any of the terms, conditions or provisions of a Material Contract or a Governmental Approval to which any member of the Company Group or Seller is a party or by which any of them is bound or affected; or (iii) violate in any material respect any Law applicable to any member of the Company Group or Seller or their respective properties or assets comprising the Business.

SECTION 3.8. Compliance with Laws.

(a) Each member of the Company Group and each Related Entity is, and has since January 1, 2014 been, in compliance in all material respects with all Laws applicable to the operation of the Business. No member of the Company Group nor any Related Entity has received, at any time since January 1, 2014, any notice from any Governmental Entity regarding any actual or alleged failure to comply with, any Laws applicable to the Business in any material respect; and, to the Knowledge of Seller, there is no investigation or review pending or threatened with respect to a violation of any Law applicable to the operation of the Business in any material respect.

(b) All Governmental Approvals necessary (i) for the conduct of the Business, (ii) operations of each member of the Company Group as presently conducted, or (iii) necessary to own, lease and operate the respective properties of the Company Group or the Business, have been duly obtained by, or transferred to, the Company or Connextions HCI and are, and have been since January 1, 2014, in full force and effect. None of the Company, Connextions HCI or, with respect to the Business, any Related Entity has received, at any time since January 1, 2014, any written notice from any Governmental Entity regarding (1) any actual or alleged violation of or failure to comply with any material requirement of any such Governmental Approval, or (2) any actual, proposed or potential revocation, suspension, cancellation or any materially adverse modification of any such Governmental Approval. There are no proceedings pending or, to the Knowledge of Seller, threatened or intended, that are reasonably expected to result in the revocation, cancellation or suspension, or any materially adverse modification, of any such Governmental Approval, and the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby will not result in any such revocation, cancellation, suspension or modification.

(c) No member of the Company Group nor any Related Entity (i) is a party to a Corporate Integrity Agreement or Certification of Corporate Compliance or similar agreement with the Office of Inspector General of the U.S. Department of Health and Human Services, (ii) is a party to a Deferred Prosecution Agreement with the Department of Justice (“DOJ”), (iii) is a party to or has reporting

Exhibit 10.96

obligations pursuant to any settlement agreement entered into with any Governmental Entity, (iv) has, since January 1, 2014, been the subject of any Government Program investigation or audit conducted by any Governmental Entity, (v) has, since January 1, 2014, been a defendant in any qui tam/False Claims Act litigation, or (vi) has, since January 1, 2014, received any complaints or information from a whistleblower or any other Person that would indicate that any member of the Company Group or any of its employees, agents, or contractors has violated, or is currently in violation of, any Law.

(d) No member of the Company Group nor any Related Entity is enrolled in or receiving payments directly from any Government Program. No member of the Company Group, no Related Entity, nor any of their respective employees, officers, directors or agents involved in the Business (i) is currently, or has been since January 1, 2014, excluded, debarred, suspended from or otherwise ineligible to participate in the Government Programs, nor to the Knowledge of Seller is any such action threatened; (ii) has been since January 1, 2014 subject to sanction pursuant to 42 U.S.C. §1320a-7a or 1320a-8 or convicted of a criminal offense related to the provision of healthcare items or services, including but not limited to a crime described at 42 U.S.C. §1320a-7b; or (iii) is listed in the United States Department of Health and Human Services Office of the Inspector General’s List of Excluded Individuals/Entities, listed in the General Services Administration Excluded Parties List System, or listed in the System for Award Management excluded list.

(e) When acting as a Business Associate of a Covered Entity or another Business Associate (such terms as defined by HIPAA), each member of the Company Group, OHCS, and OI has in effect agreements with each such Covered Entity and Business Associate that satisfy the requirements of HIPAA (“BA Agreements”). Each member of the Company Group, OHCS, and OI has in effect with each entity acting as its Business Associate or Subcontractor (as defined in HIPAA), as applicable, an agreement that satisfies all the requirements of HIPAA (“Vendor BA Agreements”). Each member of the Company Group, OHCS, and OI is in compliance with (i) all such BA Agreements and (ii) all Contracts or other arrangements between a member of the Company Group, OHCS, or OI and other business partners that apply to or restrict the use, disclosure or security of Personal Information. Each member of the Company Group, OHCS, and OI (A) has in place written privacy and security policies, and (B) has the right pursuant to such policies and the BA Agreements to use and disclose Personal Information for the purpose such information is and has been used and disclosed. Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions contemplated by this Agreement, including any transfer of any Personal Information resulting from such transactions, will violate any policies or any BA Agreements of any member of the Company Group, OHCS, or OI as such currently exist or as existed at any time during which any of such Personal Information was collected or obtained.

(f) No member of the Company Group, OHCS, or OI has since January 1, 2014 received any written complaint from any Person or Governmental Entity regarding such member of the Company Group’s, OHCS’s, OI’s, or any of their respective agents, employees or contractors’ uses or disclosures of, or security practices or security incidents regarding, Personal Information. Except as set forth on Section 3.8(f) of the Disclosure Schedule, there have not been since January 1, 2014 any breaches (as defined by HIPAA) involving Personal Information held or collected by or on behalf of any member of the Company Group, OHCS, or OI. No member of the Company Group, OHCS, or OI has since January 1, 2014 notified, either voluntarily or as required by Law, any affected individual, any customer, any Governmental Entity, or the media of any breach of Personal Information, and no member of the Company Group, OHCS, or OI is currently planning to conduct any such notification or investigating whether any such notification is required. No member of the Company Group, OHCS, or OI is subject to any pending suit, action, proceeding, or investigation, audit or review by a Governmental Entity, nor, to the Knowledge of Seller, has any such suit, action, proceeding, or investigation, audit or review been threatened in writing, for a violation of HIPAA.

Exhibit 10.96

(g) No member of the Company Group, nor OHCS and OI, nor any director, officer, agent, employee, or Representative thereof involved in the Business, nor any other Person associated with or acting therefor or on behalf thereof in connection with the Business, has, since January 1, 2014: (a) made, authorized, offered or promised to make any unlawful payment or transfer of anything of value, whether money, property, or services, directly or indirectly through a third party, to any officer, employee or Representative of a foreign government or any department, agency or instrumentality thereof, political party, political campaign or public international organization, in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any applicable Law of similar effect; or (b) otherwise taken any action which would cause any member of the Company Group, OHCS, or OI to be in violation of the FCPA or any applicable Law of similar effect. Each member of the Company Group, OHCS, and OI have instituted and maintain policies, procedures, periodic employee training, internal audits, and internal controls designed to ensure, and which the members of the Company Group reasonably expect will continue to ensure, compliance with the FCPA.

SECTION 3.9. Property.

(a) Owned Real Property. No member of the Company Group nor UHS owns any real property.

(b) Leased Real Property.  Section 3.9(b)(i) of the Disclosure Schedule sets forth a complete and correct list of all real property leased by any member of the Company Group or, to the extent such real property is used in the Business, UHS, including the names of each of the parties to such lease and the address of the applicable property. Section 3.9(b)(ii) of the Disclosure Schedule sets forth a complete and correct list of all real property that both (i) is leased by an Affiliate of any member of the Company Group or UHS (other than another member of the Company Group or UHS) and (ii) is the location of employment of any Company Employee other than any Group B Employee (the real property listed in Sections 3.9(b)(i) and 3.9(b)(ii) of the Disclosure Schedule, collectively, the “Leased Real Property”). The Company or Connextions HCI has a valid leasehold interest in such Leased Real Property, free and clear of any Liens other than Permitted Liens. To the Knowledge of Seller, no party to any Lease set forth on Section 3.9(b)(i) of the Disclosure Schedule is in default under such Lease, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default.

(c) Personal Property. All of the buildings, fixtures, leasehold improvements, computers, equipment and other tangible and intangible assets owned by any member of the Company Group that are used or held for use in the conduct of the Business as currently conducted are in good condition and repair, ordinary wear and tear excepted, and are suitable for immediate use in the Ordinary Course of Business. The Company and Connextions HCI have good and valid title to, or a valid leasehold or licensed interest in, all of the material tangible assets used in the conduct of the Business, in each case free and clear of any Liens other than Permitted Liens. After giving effect to the Contribution, all tangible personal property of the Company and Connextions HCI is in the possession of the Company and Connextions HCI. The assets owned or leased by the Company and Connextions HCI as of the Effective Time, together with those assets and services being provided under the Transition Services Agreement or Employment Leasing and Transition Agreement, are adequate to execute the daily operations of the Business as conducted on the date of this Agreement.

SECTION 3.10. Litigation.  There are no Legal Proceedings pending or, to the Knowledge of Seller, threatened in writing, against any member of the Company Group or any Related Entity or otherwise relating to the Business or its properties or assets. There is no Legal Proceeding pending or, to the Knowledge of Seller, threatened in writing, that questions the validity of this Agreement, the Contribution

Exhibit 10.96

Agreement or of any action taken or to be taken by any member of the Company Group, Seller, or any Related Entity in connection with the Transaction Documents or the transactions contemplated thereby.

SECTION 3.11. Employee Benefit Plans.

(a) Section 3.11(a) of the Disclosure Schedule sets forth a complete and correct list of each material plan, policy, program or agreement (including any “employee benefit plan,” within the meaning of Section 3(3) of ERISA) that is an employment, consulting, termination, severance, change in control, retention or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, stock option or other equity based award, severance pay, termination pay, retention pay, life, health, disability or accident insurance plan, or other material employee benefit plan, program, policy, arrangement or agreement, that is maintained by, or participated in by Seller or the Company or their ERISA Affiliates with respect to the Company Employees (and/or their dependents or beneficiaries) (each, a “Benefit Plan” and, collectively, the “Benefit Plans”). For the avoidance of doubt, the Benefit Plans do not include benefits or plans that are delivered or provided by a Governmental Entity, regardless of whether Seller, the Company or any of their ERISA Affiliates makes contributions to such arrangements, such as benefits provided by the U.S. Social Security Administration in the United States. The Company is not the plan sponsor of any Benefit Plan.

(b) With respect to each Benefit Plan: (i) such Benefit Plan has been operated and administered in compliance in all material respects with its terms and all applicable Laws and regulations, and (ii) there are no material claims pending or, to the Knowledge of Seller, threatened against, by or on behalf of any Benefit Plans (other than routine claims for benefits under the terms of any such Benefit Plan). Each Benefit Plan that is intended to be a “qualified plan” within the meaning of Code Section 401(a) (“Qualified Plans”) has been issued a favorable determination letter by the IRS that has not been revoked, and there are no circumstances and no events that have occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Plan or the related trust.

(c) No Benefit Plan is (i) a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA; (ii) a plan that is subject to Title IV of ERISA, Sections 302 or 303 of ERISA or Sections 412 or 436 of the Code; (iii) a multiple employer plan as defined in Section 413(c) of the Code; or (iv) a “multiple employer welfare arrangement” as such term is defined in Section 3(40) of ERISA.

(d) None of the Benefit Plans that are “welfare benefit plans,” within the meaning of Section 3(1) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment for any Company Employee, except for COBRA rights under a “group health plan” as defined in Section 4980B(g) of the Code and Section 607 of ERISA. The consummation of the transactions contemplated hereby will not (i) result in an increase in or accelerate the vesting of any of the benefits available to a Company Employee under any Benefit Plan, or (ii) otherwise entitle any current or former employee, independent contractor or director of any member of the Company Group, OSI, or UHS to severance pay or any other payment from any member of the Company Group, OSI, or UHS.

SECTION 3.12. Labor Matters.

(a) Section 3.12 of the Disclosure Schedule sets forth a correct and complete list of the following information (to the extent applicable) with respect to each Company Employee, including with respect to each Group B Employee, as of March 30, 2017: (i) name, (ii) title or position (including whether full- or part-time), (iii) hire date, (iv) current annual base salary rate or current hourly wage rate, (v) commission, bonus (or bonus opportunity) or other incentive-based compensation, as the case may be, (vi) accrued, unused paid-time off, (vii) leave status, (viii) principal work location, and (ix) each such employee’s status as being exempt or nonexempt from the application of state and federal minimum wage

Exhibit 10.96

and overtime Laws. No Key Employee nor any Company Employee who would reasonably be expected to have a material impact on the transaction, has informed any officer of Seller (whether orally or in writing) of any plan to terminate his or her employment with Buyer, the Company, Connextions HCI, OSI, or UHS. To the Knowledge of Seller, each Company Employee is properly classified in all material respects with respect to employment status for all purposes, including employment, labor, wage and hour compliance and Tax purposes.

(b) Section 3.12(b) of the Disclosure Schedule sets forth a correct and complete list of the following information with respect to each independent contractor involved in the Business whose Contracts will be transferred to the Company (collectively, the “Company Contractors”): (i) name, (ii) engagement date, (iii) project assignment, (iv) contract expiration or expected termination date, and (v) daily rate or other remuneration. To the Knowledge of Seller, each Company Contractor is properly classified in all material respects as an independent contractor and not an employee of any member of the Company Group or any of their respective Affiliates.

(c) Seller has provided Buyer with copies of the current (i) trade secret, non-compete, non-disclosure and invention assignment agreements entered into by any Key Employee in connection with his or her employment by OSI or UHS, and (ii) handbooks applicable to any Company Employee or Company Contractor. Subject to Buyer’s compliance with Section 5.5, no Company Employee will have any claim for severance pay as a result of this Agreement or the consummation of the transactions contemplated hereby.

(d)

(i) Seller or its applicable Affiliate has paid or made provision for payment of all salaries and wages or other remuneration, which are payable by such Person to any Company Employees or Company Contractors, accrued through the Closing Date, and is in compliance in all material respects with all applicable Laws respecting employment and employment practices, including without limitation all Laws governing terms and conditions of employment, wage and hour compliance, pay equity, discrimination in employment, harassment, retaliation, human rights, immigration, work authorization, fair labor standards, occupational health and safety and unfair labor practices, as set forth in Section 8 of the National Labor Relations Act.

(ii) (A) None of the Company Employees are represented by any labor union or other labor representative with respect to his or her employment with Seller or its applicable Affiliate; (B) there are no labor, collective bargaining agreements or similar arrangements binding on Seller or any of its Affiliates with respect to any Company Employees; (C) to the Knowledge of Seller, no petition has been filed nor has any proceeding been instituted by any Company Employee or group of Company Employees with the National Labor Relations Board or similar Governmental Entity seeking recognition of a collective bargaining agreement; (D) there are no Persons attempting to represent or organize or purporting to represent for bargaining purposes any of the Company Employees; (E) since January 1, 2014, there has not occurred or have not been threatened any strikes, slowdowns, picketing, work stoppages or concerted refusals to work or other similar labor activities with respect to Company Employees; and (F) no material grievance or arbitration or other proceeding arising out of or under any collective bargaining agreement relating to any member of the Company Group is pending or, to the Knowledge of Seller, threatened.

(iii) Since January 1, 2014, none of the members of the Company Group or their respective Affiliates has, with respect to any employees involved in the Business and associated with the Leased Real Property locations, effectuated: (A) a “plant closing” (as defined in the WARN Act, or any similar Law) affecting any of the Leased Real Property locations; or (B)

Exhibit 10.96

a “mass layoff” (as defined in the WARN Act, or any similar Law) affecting any of the Leased Real Property locations.
SECTION 3.13. Environmental Matters.

(a) Each member of the Company Group and UHS is, and at all times since January 1, 2014 has been, in compliance in all material respects with all Environmental Laws. Each member of the Company Group and UHS has obtained, and is and has been in compliance in all material respects with, all Governmental Approvals required by all Environmental Laws.

(b) Except for matters that have been substantially resolved, no member of the Company Group, nor UHS, nor any other Person for whose conduct with respect to the Business any member of the Company Group is or may be held responsible, has received any citation, Order, claim, directive, inquiry, notice, summons, warning, complaint, request for information, or other written communication that relates to (i) Hazardous Substances, or (ii) any alleged, actual, or potential violation of or failure to comply with any Environmental Laws.

(c) No member of the Company Group, nor UHS, nor any other Person for whose conduct any member of the Company Group is or may be held responsible, has any Environmental, Health and Safety Liabilities with respect to the Leased Real Property or any other properties and assets (whether real, personal or mixed) in which such member of the Company Group, UHS, or any predecessor thereof has or had an interest. There are no facts, conditions or circumstances existing, including the presence or release of any Hazardous Substance, that are reasonably likely to result in material Liabilities or Damages to any member of the Company Group or UHS pursuant to Environmental Laws.

SECTION 3.14. Taxes.

(a) All consolidated U.S. federal and state income Tax Returns for any “affiliated group” (within the meaning of Section 1504(a) of the Code) filing a consolidated return of which the Company or Connextions HCI is or was a member have been timely filed, and each member of the Company Group has filed all other material Tax Returns required to be filed by such member. All such Tax Returns described in the preceding sentence are true, correct, and complete in all material respects.

(b) Each member of the Company Group has paid all Taxes due from such Person (whether or not shown on any Tax Return). Neither the Company nor Connextions HCI (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than an affiliated group of which it is currently a member), or (ii) has any Liability for the unpaid Taxes of any Person (other than members of the affiliated group of which it is currently a member) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by Contract, or otherwise.

(c) There are no Liens relating to Taxes upon the assets of any member of the Company Group other than Permitted Liens.

(d) No audit or other administrative or judicial proceeding for Taxes for any year currently open under the applicable state of limitations is pending, is being conducted, or has been threatened in writing without resolution with respect to any Tax or Tax Return that relates to the Company or Connextions HCI, other than with respect to a consolidated federal income Tax Return or state or local combined, consolidated, affiliated or unitary Tax Returns.

Exhibit 10.96

(e) No claim or deficiency against the Company or Connextions HCI for the assessment or collection of any Tax has been asserted or proposed in writing which claim or deficiency has not been settled with all amounts determined to have been due and payable having been timely paid.

(f) No claim has been made by a Tax authority in a jurisdiction where the Company or Connextions HCI does not file Tax Returns asserting that the Company or Connextions HCI is or may be subject to Taxes imposed by that jurisdiction.

(g) Neither the Company nor Connextions HCI has executed or entered into with, or received from, any Governmental Entity any agreement, waiver or other document extending or waiving the period for assessment or collection of any Taxes of such Person.

(h) Neither the Company nor Connextions HCI will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any (i) change in accounting method for any taxable period ending on or before the Closing Date (“Pre-Closing Periods”) under Section 481 of the Code (or any similar provision of state, local, or non-U.S. Law), (ii) written agreement with a Governmental Entity with regard to the Tax liability of any member of the Company Group in any Pre-Closing Period, (iii) installment sale or open transaction disposition made prior to the Closing Date or prior to the Closing on the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, (v) election under Section 108(i) of the Code, or (vi) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Law).

(i) Each of the Company and Connextions HCI has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other Person, and substantially all IRS Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(j) Neither the Company nor Connextions HCI is a party to any agreement, Contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or non-U.S. Tax Law) as a result of the transactions contemplated by this Agreement.

(k) Neither the Company nor Connextions HCI is a party to or bound by any Tax indemnification, allocation, sharing or similar agreement, or has any current or potential contractual or legal obligation to indemnify any other Person with respect to Taxes other than an agreement the primary subject of which is not Taxes.

(l) Neither the Company nor Connextions HCI has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(m) Neither the Company nor Connextions HCI has distributed stock of another Person, or has had its stock distributed to another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(n) No claim has been asserted by any Governmental Entity that the Company or Connextions HCI is liable for any Taxes based on Section 482 of the Code or comparable provisions of other applicable Laws.

Exhibit 10.96

(o) Each party to the Contribution Agreement is a member of the “affiliated group” (within the meaning of Section 1504(a) of the Code) filing a consolidated return of which (i) Ultimate Parent is the common parent and (ii) the Company and Connextions HCI are members. Connextions HCI has never filed an election under Treasury Regulations Sections 301.7701-3 to be classified other than as provided in Treasury Regulations Section 301.7701-3(b). Connextions HCI has been treated at all times commencing with its formation as a disregarded entity for federal income Tax purposes pursuant to Treasury Regulations Section 301.7701-3.

SECTION 3.15. Material Contracts.

(a) Section 3.15(a) of the Disclosure Schedule sets forth, by applicable subsection a correct and complete list of the following Contracts to which the Company or Connextions HCI is, following the Contribution, a party or by which such Person is or its assets are (or intended to be) bound (each, a “Material Contract”):

(i) any Contract with a Customer or Material Supplier;
(ii) any Lease;

(iii) any Contract involving contracted payments by or to the Company or Connextions HCI on a going-forward basis in an amount of at least (A) $75,000 during any 12-month period or (B) $500,000 in the aggregate;

(iv) any Contract for Licensed Intellectual Property (excluding commercially available “off-the-shelf” software or technology with a one-time acquisition cost or annual fees of less than $75,000 and non-negotiated licenses to Intellectual Property embedded in equipment or fixtures, each, an “IP License”);

(v) any Contract containing “most favored nations” or similar pricing provisions applicable to the Company or Connextions HCI or the Business, or that provides for any Person to be an exclusive or preferred provider of services or products to the Company or Connextions HCI or the Business, or under which the Company or Connextions HCI is an exclusive or preferred provider of services or products to another Person, or that grants a right of first refusal or first negotiation to another Person;

(vi) any note, indenture, loan agreement, credit agreement, security agreement, financing agreement, or other evidence of Indebtedness relating to the borrowing of money by the Company or Connextions HCI, any guarantee made by the Company or Connextions HCI in favor of any Person guaranteeing obligations of such Person, or any letter of credit issued for the account of the Company or Connextions HCI;

(vii) any Contract containing requirements of minimum purchases by the Company or Connextions HCI from another Person or that requires the Company or Connextions HCI to supply a minimum level of goods or services to another Person, in each case, in an amount of at least (A) $75,000 during any 12-month period, or (B) $500,000 in the aggregate;

(viii) any Contract restricting the ability of the Company or Connextions HCI to operate any business or solicit or hire any Person, or that provides any exclusive rights to any party thereto or include rights of first refusal, negotiation or similar rights in any of its property, in each case that was entered into outside of the Ordinary Course of Business;

Exhibit 10.96

(ix) any Contract relating to personal property with an initial, nondepreciated book value of more than $100,000 that is used in the operation of the Business;
(x) any mortgage, pledge, indenture or security agreement or similar arrangement constituting a Lien upon any of the assets or properties that are owned by the Company or Connextions HCI;

(xi) any Contract involving the sale of any material assets of the Company or Connextions HCI outside of the Ordinary Course of Business, or the acquisition of any material amount of assets of any Person by the Company or Connextions HCI outside of the Ordinary Course of Business, in each case in any business combination transaction (whether by merger, sale of stock, sale of assets or otherwise) under which obligations of any party thereto remain outstanding;

(xii) any Contract involving a commitment for capital expenditures in excess of $75,000 under which the Company or Connextions HCI has any outstanding obligations (financial or otherwise) as of the date hereof;

(xiii) any joint venture agreement, shareholder or partnership agreement, voting agreement (either with respect to any capital stock of the Company or Connextions HCI or the appointment of directors of the Company or Connextions HCI), or any other Contract involving co-investment with a third party to which the Company or Connextions HCI is a party;

(xiv) any Contract between the Company or Connextions HCI, on the one hand, and any Governmental Entity on the other hand;

(xv) any capital lease or similar agreement relating to the Business or its properties or assets involving contracted fees by the Company or Connextions HCI following the Closing of at least (i) $75,000 during any 12-month period, or (ii) $500,000 in the aggregate; and

(xvi) any Contract or agreement relating to employment of a Company Employee or consulting of a Company Contractor, including all severance agreements, noncompetition agreements, employment agreements and consultant agreements providing for payments in excess of $75,000 per year or in a lump sum.

(b) Each Material Contract is valid, binding and enforceable against the Company or Connextions HCI to the extent a party thereto and, to the Knowledge of Seller, against each other Person party thereto in accordance with its terms (subject in each case to the effects of applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, or other Laws relating to or affecting creditors’ rights generally and to general principles of equity, whether considered at law or in equity), and is in full force and effect in all material respects. The member of the Company Group that is a party to each Material Contract has performed all of the material obligations required to be performed by it to date under the Material Contract; and is not in material breach or material default under any Material Contract. To the Knowledge of Seller, (i) no other party to any Material Contract is in material breach or material default under any Material Contract and (ii) no event has occurred that, with or without notice or lapse of time, would reasonably be expected to constitute a material breach or material default under any Material Contract. Since January 1, 2015, no member of the Company Group has given to, or received from, any other party to a Material Contract any written notice or other written communication regarding (A) any intention of a party to terminate such Material Contract, (B) any actual or alleged breach of or default under such Material Contract by any member of the Company Group or any other party to such Material Contract, or (C) any claim for Damages or indemnification with respect to the products or performance of services pursuant to such Material Contract. Seller and the Company have made available to Buyer complete and

Exhibit 10.96

accurate (1) copies of each of the Material Contracts that is in written form and (2) descriptions of the material terms of each Material Contract that is not in written form, in each case including any and all amendments, supplements and modifications thereof.

SECTION 3.16. Insurance Matters.  Section 3.16 of the Disclosure Schedule sets forth a correct and complete list of each insurance policy maintained by or for the benefit of each member of the Company Group. (a) Each such policy is in full force and effect and all premiums due thereon have been paid, (b) all of such policies were placed with financially sound and reputable insurers, and are and were in amounts and had coverages that are and were reasonable and customary for Persons engaged in businesses similar to the Business as currently conducted, (c) each member of the Company Group has complied in all material respects with the terms and provisions of such policies and no member of the Company Group is in default with respect to its obligations under the policies applicable to it, (d) there is no claim by any member of the Company Group pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and (e) such policies (or other policies providing substantially similar insurance coverage) have been in effect since December 31, 2014.

SECTION 3.17. Intellectual Property.

(a) Section 3.17(a)(i) of the Disclosure Schedule sets forth a correct and complete list of all Intellectual Property issued by, registered with, renewed by, or the subject of a pending application before, any Governmental Entity and owned by any member of the Company Group, including all such Intellectual Property consisting of domain names (the “Registered Intellectual Property”) indicating for each such item, as applicable, the registration number and the applicable filing jurisdiction, and identifying the owner. The consummation of the transactions contemplated by the Transaction Documents will not result in the loss of, or otherwise adversely affect, any ownership or, as applicable, use rights of the Company Group (as in effect prior to the Contribution, or the rights of the Company and Connextions HCI following the Contribution) in any Owned Intellectual Property, or any of the Company Group’s rights (as in effect prior to the Contribution, or the rights of the Company and Connextions HCI following the Contribution) to use any other material Company Intellectual Property.

(b) The Company and Connextions HCI exclusively own (beneficially, and of record where applicable) all right, title and interest in and to the Owned Intellectual Property owned by it, free and clear of all Liens (excluding Permitted Liens), and have the right to use all other Company Intellectual Property as necessary for the conduct of the Business as currently conducted. No third party has been granted or retains any ownership rights in any Owned Intellectual Property owned by the Company or Connextions HCI. The Registered Intellectual Property is subsisting and enforceable, and, to the Knowledge of Seller, is valid and, except with respect to proceedings relating to the prosecution of Registered Intellectual Property before a Governmental Entity, is not subject to any outstanding Order or proceeding with a Governmental Entity adversely affecting, or that could adversely affect, the Company’s or Connextions HCI’s use thereof or rights thereto. There are no material royalties, fees, honoraria or other payments payable by any member of the Company Group to any Person by reason of the ownership, development, modification, use, license, sublicense, sale, distribution or other disposition of the Owned Intellectual Property owned by the Company Group, other than salaries and sales commissions paid to employees and sales agents in the Ordinary Course of Business.

(c) The conduct of the Business does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third party and since January 1, 2014, has not infringed, misappropriated or otherwise violated the Intellectual Property rights of any third party. Except with respect to proceedings relating to the prosecution of Registered Intellectual Property before a Governmental Entity, there is no litigation, opposition, cancellation, Legal Proceeding, objection or claim pending, asserted or threatened in writing by or against any member of the Company Group concerning the ownership, validity,

Exhibit 10.96

registerability, enforceability, infringement, misappropriation, violation or use of any Intellectual Property. To the Knowledge of Seller, no valid basis exists for any such litigation, opposition, cancellation, Legal Proceeding, objection or claim. To the Knowledge of Seller, no Person is infringing, misappropriating or otherwise violating any Owned Intellectual Property or has infringed, misappropriated or otherwise violated any Owned Intellectual Property. This SECTION 3.17(c) constitutes the sole and exclusive representation and warranties of Seller with respect to any matters related to the infringement, misappropriation or violation of Intellectual Property.

(d) To the Knowledge of Seller, no trade secret or confidential know-how that is material to the Business has been disclosed or authorized to be disclosed to any third party, other than pursuant to a non-disclosure agreement or similar instrument and, to the Knowledge of Seller, there has been no breach by any third party of the same. Each member of the Company Group has taken reasonable precautions to protect the secrecy, confidentiality and value of its trade secrets and confidential know-how.

(e) Section 3.17(e) of the Disclosure Schedule sets forth a complete and accurate list of general descriptions of Owned Software that is material to the Business. To the Knowledge of Seller, none of the source code of such Owned Software has been published, disclosed or put into escrow by such Person for any reason. Except for source code provided to employees or third-party developers to make modifications or derivative works thereof solely for the benefit of any such member of the Company Group, no licenses or rights have been granted to any Person to distribute, or to otherwise use or create derivative works of, the source code of any such Owned Software. No Open Source Software is used in, incorporated into, integrated or bundled with any such Owned Software in a manner that would require that source code for any material portion of such Owned Software be disclosed or distributed under terms that require general disclosure of such source code. The Business Systems (i) are in reasonable working order, operate as necessary for the operation of the Business and meet current capacity of the Business; (ii) have reasonable security, backups, disaster recovery arrangements, and hardware and software support and maintenance to reduce the risk of material error, breakdown, failure, data loss or security breach occurring; (iii) use reasonable anti-virus protections and, to the Knowledge of Seller, do not contain Trojan horses, spyware, adware, malware, or other malicious code; and (iv) have not suffered any material error, breakdown, failure, or security breach in the last twelve (12) months that has caused disruption or damage to the Business or was reportable to any Governmental Entity or Person.

(f) Each member of the Company Group and the conduct of the Business are in compliance with, and have been in compliance with, all Data Security Requirements and, except as set forth in Section 3.8(f) of the Disclosure Schedule, there have not been any actual or alleged incidents of data security breaches, unauthorized access or use of any of the Business Systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Business Data. The transactions contemplated by this Agreement will not result in any Liabilities in connection with any Data Security Requirements.

SECTION 3.18. Accounts Receivable.  All accounts receivable of the Business as of March 30, 2017 represent valid and enforceable obligations arising from bona fide transactions in the Ordinary Course of Business and are not subject to any defenses, claims, or rights of setoff. Section 3.18 of the Disclosure Schedule sets forth a complete and accurate list of all of the accounts receivable of the Business as of the date hereof, along with a range of days elapsed since the original invoice.

SECTION 3.19. Customers and Material Suppliers.

(a) Section 3.19(a) of the Disclosure Schedule sets forth a complete and accurate list of the customers of the Business during calendar year 2016 (the “Customers”), and the amount of sales to each Customer during such period.

Exhibit 10.96

(b) Section 3.19(b) of the Disclosure Schedule sets forth a complete and accurate list of each of the suppliers of the Business from which the Company Group or a Related Entity has made total purchases in excess of $75,000 during calendar year 2016 (the “Material Suppliers”), and the amount of purchases from each Material Supplier during such period.

(c) Since January 1, 2016 (i) no Customer or Material Supplier has terminated or suspended, or to the Knowledge of Seller, has threatened to terminate or suspend its business with the Business and (ii) no Customer or Material Supplier has cancelled or otherwise terminated any Contract with respect to the Business.

SECTION 3.20. Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any member of the Company Group or any of their respective Affiliates.

SECTION 3.21. Transactions with Affiliates.  Except for the Transaction Documents or pursuant to an agreement between a member of the Company Group and Seller or an Affiliate of Seller that is disclosed in Section 3.15 of the Disclosure Schedule, as of the Closing, there are no Contracts, agreements, arrangements or business relationships between or among Seller or any Affiliate of Seller and any member of the Company Group in respect of the Business.

Article IV REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows as of the date hereof:

SECTION 4.1. Organization and Qualification.

(a) Buyer is a corporation duly organized and validly existing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, except where the failure to be duly organized an existing or to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

(b) Buyer is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be duly licensed or in good standing would not have individually or in the aggregate a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

SECTION 4.2. Authority Relative to the Transaction Documents.  Buyer has all requisite corporate power and authority to enter into the Transaction Documents to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated by the Transaction Documents to which it is a party. The execution, delivery and performance of each Transaction Document to which Buyer is a party, and the consummation of the transactions contemplated thereby by Buyer have been duly and validly authorized by all requisite corporate action of Buyer, and no other action on the part of Buyer is necessary to authorize the execution, delivery or performance of the Transaction Documents by it. Each of the Transaction Documents to which Buyer is a party has been duly executed and delivered by Buyer, and constitutes the valid and legally binding obligation of Buyer enforceable against Buyer in accordance with its respective terms, except to the extent that enforceability thereof may be limited by bankruptcy,

Exhibit 10.96

insolvency, reorganization and other similar applicable Laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

SECTION 4.3. Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any of its Affiliates.

SECTION 4.4. Consents and Approvals; No Violations.

(a) Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the HSR Act (if applicable), and as otherwise set forth in Section 3.7(a) of the Disclosure Schedule, no filing with or notice to, and no permit, authorization, consent or approval of, a Governmental Entity is necessary for the execution, delivery and performance by Buyer of this Agreement or the other Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby.

(b) Neither the execution, delivery and performance by Buyer of this Agreement or any other Transaction Document to which it is a party, nor the consummation of the transactions contemplated hereby or thereby, will (i) conflict with or result in a violation of any provision of the Governing Documents of Buyer; (ii) result in a material violation or material breach of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, amendment, cancellation or acceleration of any obligation or the loss of any material benefit under, or the creation of any Lien) under, any of the terms, conditions or provisions of a Contract, license or permit to which Buyer is a party or by which it is bound or affected; or (iii) violate in any material respect any Law applicable to Buyer or its properties or assets.

SECTION 4.5. Litigation.  There is no Legal Proceeding pending or, to the Knowledge of Buyer, threatened in writing, against Buyer with respect to the validity of this Agreement or any of the Transaction Documents to which it is a party, or of any action taken or to be taken by Buyer in connection with the Transaction Documents or the transactions contemplated thereby.

SECTION 4.6. Investment Intent.  Buyer is acquiring the Shares as an investment for its own account for the purpose of investment and not with a view to the resale or distribution thereof except pursuant to an effective registration under the Securities Act and applicable state securities Laws, or pursuant to an available exemption from such registration requirement.

SECTION 4.7. No Other Representations and Warranties.  Buyer acknowledges and agrees that, except for the representations and warranties made by the Company and Seller in Article III and in the other Transaction Documents, neither the Company, Seller nor any other Person makes any express or implied representation or warranty with respect to the Company Group or their respective businesses, assets, operations, liabilities, condition (financial or otherwise) or prospects, and the Company and Seller hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing, Buyer acknowledges and agrees that except for the representations and warranties made by the Company and Seller in Article III and in the other Transaction Documents, neither the Company, Seller nor any other Person makes or has made any representation or warranty to Buyer or any of its Representatives, with respect to (a) any financial projection, forecast, estimate, budget or prospective information relating to the Company Group or their respective businesses or operations or (b) any oral or written information furnished or made available to Buyer or any of its Representatives in the course of their due diligence investigation of the Company Group, the Business, the negotiation of this Agreement or the consummation the

Exhibit 10.96

transactions contemplated hereby, including the accuracy, completeness or currency thereof, and neither the Company, Seller nor any other Person shall have any Liability to Buyer or any other Person in respect of such information, including any subsequent use of such information, except in the case of fraudulent misrepresentation in the making of any representation or warranty hereunder.

Article V CERTAIN COVENANTS AND AGREEMENTS

SECTION 5.1. Access and Information.  From and after Closing until the date that is six (6) years after the Closing Date, Buyer shall retain, or cause the Company and Connextions HCI to retain, the books and records existing and in possession of the Company and Connextions HCI on the Closing Date and shall, subject to reasonable confidentiality and privilege restrictions, make such books and records (or copies thereof) and reasonably appropriate personnel available, during regular business hours, to Seller and its Representatives to the extent reasonably required by Seller in connection with any audit, investigation or Legal Proceeding; provided that Seller agrees to reimburse Buyer promptly for all reasonable and documented out-of-pocket costs and expenses incurred in connection with such request. In advance of any such inspection, Seller shall provide written notice to Buyer, stating the desired time and date of such requested review, the books and records to be made available for review and the purpose of such review.

SECTION 5.2. Tax Matters.

(a) Pre-Closing Period Tax Returns. Seller shall prepare or cause to be prepared all Tax Returns that relate solely to the Company Group for all Pre-Closing Periods (such Tax Returns, “Pre-Closing Period Tax Returns”). Except as otherwise required by applicable Law, Seller shall prepare such Pre-Closing Period Tax Returns in a manner consistent with past custom and practice. Seller shall permit Buyer to review and comment on each Pre-Closing Period Tax Return (including all supporting work papers to the extent related solely to the Business) at least fifteen (15) days prior to the due date (including extensions) for filing such Pre-Closing Period Tax Return and shall consider in good faith any comments provided by Buyer. Seller shall deliver the Pre-Closing Period Tax Returns to Buyer no later than ten (10) days prior to the due date (including extensions) for filing such Pre-Closing Period Tax Returns. Subject to Seller’s timely delivery of such Pre-Closing Period Tax Returns pursuant to the preceding sentence, Buyer shall execute and file or cause to be executed and filed all such Pre-Closing Period Tax Returns on or prior to the due date (including extensions) for filing such Pre-Closing Period Tax Returns. Seller shall remit to Buyer, at least five (5) days before the due date (including extensions) of the applicable Pre-Closing Period Tax Return, an amount equal to the amount of Taxes shown as due and payable on such Pre-Closing Period Tax Return, and Buyer shall timely pay such amount to the appropriate Tax authority. All deductions for Transaction Expenses, compensatory amounts and similar amounts paid or payable by the Company Group as a result of or in connection with the consummation of the transactions contemplated hereby shall be allocated to and claimed in the taxable year (or portion thereof) ending on the Closing Date to the extent permitted by applicable Law.

(b) Consolidated Income Tax Returns. Seller shall include the income of each member of the Company Group (including any deferred items triggered into income by Treasury Regulations Section 1.1502-13 and any excess loss account taken into income under Treasury Regulations Section 1.1502-19) on Seller’s consolidated federal income Tax Returns for all periods (or portions thereof) through the Closing Date and pay any federal income Taxes attributable to such income.

(c) Straddle Tax Returns. Buyer shall prepare or cause to be prepared all Tax Returns that relate solely to the Company and/or Connextions HCI for any taxable periods which begin before and

Exhibit 10.96

end after the Closing Date (“Straddle Periods”) (such Tax Returns, “Straddle Period Tax Returns”). In any instance a Straddle Period Tax Return is required, Seller will provide Buyer with reasonably requested financial and other information required to properly calculate and report Tax for the Pre-Closing Tax Period at least fifteen (15) days prior to the due date (including extensions). Except as otherwise required by applicable Law, Buyer shall prepare such Straddle Period Tax Returns in a manner consistent with past custom and practice. Buyer shall permit Seller to review and comment on each Straddle Period Tax Return at least fifteen (15) days prior to the due date (including extensions) for filing such Straddle Period Tax Return and shall consider in good faith any comments provided by Seller. Buyer shall execute and file or cause to be executed and filed all such completed Straddle Period Tax Returns on or prior to the due date (including extensions) for filing such Straddle Period Tax Returns, and shall timely pay all Taxes due as reflected on such Straddle Period Tax Returns. Seller shall remit to Buyer, at least five (5) days before the due date (including extensions)  of the applicable Straddle Period Tax Return, an amount equal to the amount of Taxes shown as due and payable on such Straddle Period Tax Return to the extent such Taxes are allocable to the portion of such Straddle Period ending on the Closing Date pursuant to Section 5.2(d).

(d) Apportionment of Straddle Period Taxes. In the case of any Straddle Period, (i) Taxes imposed on a periodic basis shall be apportioned between the portion of such Straddle Period ending on and including the Closing Date and the portion of such Straddle Period beginning after the Closing Date on a daily pro-rata basis, and (ii) all other Taxes shall be apportioned between the portion of such Straddle Period ending on and including the Closing Date and the portion of such Straddle Period beginning after the Closing Date on a closing of the books basis.

(e) Post-Closing Actions. Except as otherwise required by applicable Law, Buyer shall not without the prior written consent of Seller (i) file, or allow to be filed, any amended Tax Return of the Company or Connextions HCI for a Pre-Closing Period or a Straddle Period, (ii) apply to any Tax authority for any binding or non-binding opinion, ruling, or other determination with respect to the Company or Connextions HCI in relation to any act, matter, or transaction that relates to any Pre-Closing Period, (iii) make or change any Tax election with respect to the Company or Connextions HCI for a Pre-Closing Period or the portion of a Straddle Period ending on the Closing Date (including any election under Section 336(e) or Section 338 of the Code, or under any analogous or similar rules in any relevant Tax jurisdiction), or (iv) take any action or enter into any transaction that would result in an increase in the Tax liability of the Company or Connextions HCI with respect to any Pre-Closing Period or the portion of such Straddle Period ending on the Closing Date. Buyer shall be permitted to waive any carry-back for federal, state, local or non-U.S. Tax purposes of any net operating losses, capital losses, Tax credits or similar items arising in a Taxable period beginning after the Closing Date to any Pre-Closing Period, or portion thereof, of the Company or Connextions HCI. To the fullest extent permitted by Law, Buyer agrees not to carry-back any losses of the Company or Connextions HCI to any Pre-Closing Periods of the Company or Connextions HCI, including by making or causing to be made an election under Treasury Regulations Section 1.1502-21(b)(3)(ii)(B). If necessary in order to prevent the reduction of U.S. federal income Tax asset basis or other U.S. federal income Tax attributes of the Company or Connextions HCI, Seller will file or cause to be filed a “Section 1.1502-36 Statement” (as defined in Treasury Regulations Section 1.1502-36(e)(5)) with the timely filed U.S. federal consolidated income Tax Return for the consolidated group of which Seller is a member for the consolidated tax return year that includes the Closing Date making an election to reduce the tax basis, pursuant to Treasury Regulations Section 1.1502-36(d)(6)(i)(A), in shares of the Company immediately before the transfer to Buyer (the “Section 1.1502-36 Election”). To the extent permitted by Law, and provided it is consistent with the election described above, Seller will make or cause to be made similar elections for purposes of the alternative minimum tax imposed under the Code. Seller further agrees to take all other such actions as may be required to give effect to such Section 1.1502-36 Election. Seller will deliver or cause any of its Affiliates to deliver a copy of the Section 1.1502-36 Statement to Buyer as soon as practicable following the filing of Seller’s U.S. federal consolidated Tax Return for the consolidated tax return year that includes the Closing Date. The Section 1.1502-36 Statement will include all of the

Exhibit 10.96

requirements as set forth in Treasury Regulations Section 1.1502-36(e)(5)(viii) and Seller and any of its Affiliates shall not take any action which could reasonably be expected to result in a revocation of the Section 1.1502-36 Election.

(f) Cooperation. Seller and Buyer shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns (including pursuant to this Section 5.2) and any Tax Proceeding (as defined below). Such cooperation may include signing Tax Returns, claims or other documents necessary to settle any Tax Proceeding, providing notice of any statutory audit and information regarding any significant statutory audit adjustments which may affect the Tax Returns of the Company or Connextions HCI, the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any Tax Return (including, without limitation, the provision by Seller of Tax work papers related to deferred Tax assets and liabilities for 2015 through the Closing Date but not including copies of any Tax Returns) or Tax Proceeding or other proceeding described in this Section 5.2(f) and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereby.

(g) Tax Proceedings.

(i) After the Closing Date, Buyer shall notify Seller in writing within fifteen (15) days of the receipt of any proposed assessment or the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim that relates solely to the Taxes of the Company or Connextions HCI (“Tax Proceeding”) for any Pre-Closing Period or Straddle Period. Such notice shall contain factual information describing any Tax Proceeding in reasonable detail and shall include copies of any notice or other document received from any Tax authority in respect of any such asserted Tax Proceeding. Thereafter, Buyer shall deliver to Seller, as promptly as possible but in no event later than fifteen (15) days after Buyer’s receipt thereof, copies of all relevant notices and documents and any attachments thereto (including court papers) received by Buyer in respect of such Tax Proceeding.

(ii) In the case of any Tax Proceeding relating to any Pre-Closing Period, Seller shall have the right, at Seller’s expense, to control the conduct of such Tax Proceeding; provided, that Buyer shall have the right, at Buyer’s expense, to participate in such Tax Proceeding, and Seller shall not settle such Tax Proceeding without the written consent of Buyer, which such consent shall not be unreasonably withheld, delayed or conditioned.

(iii) In the case of any Tax Proceeding relating to any Straddle Period, Buyer shall have the right, at Buyer’s expense, to control the conduct of such Tax Proceeding; provided, that Seller shall have the right, at Seller’s expense, to participate in such Tax Proceeding, and Buyer shall not settle such Tax Proceeding without the consent of Seller, which such consent shall not be unreasonably withheld, delayed or conditioned.

(h) Transfer Taxes.  Any sales, use, real estate transfer, stock transfer, stamp, value added or similar transfer Tax (“Transfer Taxes”) payable in connection with (i) the Contribution shall be borne solely by Seller and (ii) the transactions contemplated by this Agreement (other than the Contribution) shall be borne 50% by Buyer, on the one hand, and 50% by Seller, on the other hand. Buyer and Seller shall cooperate in preparing, executing and filing all necessary Tax Returns and other documentation with respect to such Transfer Taxes.

(i) Tax Refunds.  The amount of any refunds, credits or offsets of Taxes of the Company or Connextions HCI for any Pre-Closing Period shall be for the account of Seller. The amount of any refund, credit or offset of Taxes of the Company or Connextions HCI for any Straddle Period shall be

Exhibit 10.96

equitably apportioned between Seller and Buyer in accordance with the principles set forth in Section 5.2(d). Buyer shall promptly pay or cause to be paid to Seller any such refund and the dollar value of any such credit or benefit. If Seller determines that the Company or Connextions HCI is entitled to file or make a claim for a refund or credit or an amended Tax Return providing for a refund or credit with respect to a Pre-Closing Period, Seller shall be entitled to file or make such claim or amended Tax Return (solely at Seller’s expense) on behalf of the Company or Connextions HCI, as applicable, and shall control the prosecution of such claim. Buyer shall cooperate with any reasonable request by Seller relating to filing or making such claim or amended Tax Return or prosecuting such claim, provided that any such costs relating to such claim or such Tax Return, as the case may be, shall be borne solely by Seller.

(j) Limitations on Indemnity.  Notwithstanding anything to the contrary contained in this Agreement or otherwise, the Buyer Indemnified Parties shall not be entitled to be indemnified or held harmless under this Agreement (including pursuant to a claim for breach of representation or warranty) for, and Seller shall not be responsible for (i) (A) any Taxes that are paid prior to the Closing (including through estimated Tax payments or other prepayments of Tax), (B) any Taxes (or Damages relating to Taxes) incurred in respect of any taxable year, or portion thereof, that begins after the Closing Date, (C) any Taxes (or Damages relating to Taxes) incurred in respect of a Straddle Period that are not allocable to the portion of such Straddle Period ending on the Closing Date pursuant to Section 5.2(c), (D) any Taxes (or Damages relating to Taxes) which are Transfer Taxes for which Buyer is responsible pursuant to Section 5.2(h) or (ii) any Taxes (or Damages relating to Taxes) attributable or relating to transactions outside the Ordinary Course of Business that occur on the Closing Date after the Closing, or (iii) any Taxes (or Damages relating to Taxes) relating to the availability of or limitations on, or reductions in or changes to, any Tax attributes (including, without limitation, net operating or capital losses, credit carryovers, Tax basis and depreciation or amortization periods).

SECTION 5.3. Additional Efforts.  Subject to the terms and conditions of this Agreement, each party hereto will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws promptly to consummate the transactions contemplated by this Agreement. Following the Closing, as and when requested by any party hereto and at such requesting party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further actions as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

SECTION 5.4. Public Announcements.  Buyer and Seller agree that no press release or other announcement disclosing the existence of this Agreement or the matters contemplated hereby may be issued by any party, directly or indirectly, without the prior consent of the other party hereto. Notwithstanding the foregoing, nothing contained herein will (i) limit any party or its Affiliates from issuing any press release or making any other announcement that such party or its Affiliates is required by applicable Law or the requirements of any national securities exchange to issue, make or release, as reasonably determined by the disclosing party, or (ii) limit Buyer or its Affiliates (including, without limitation, Buyer Parent) from making any disclosures that they deem necessary or advisable to be made in filings with the SEC; provided that in each case under clause (i) and (ii), the party required to make the release or disclosure will allow the other party reasonable time to comment on such release or disclosure in advance of such issuance and will consider any such comments in good faith.

SECTION 5.5. Employees; Company Employee Benefits.

(a) No later than May 15, 2017, Buyer shall cause the Company to offer employment to all Company Employees who are then employed by the Current Employers and are not Group B Employees in accordance with the terms of the Employment Leasing and Transition Agreement. Each

Exhibit 10.96

Company Employee who is not a Group B Employee and who accepts an offer of employment from the Company and who commences employment with the Company in accordance with the terms of the Employment Leasing and Transition Agreement shall become a Transferred Employee. As of each Transferred Employee’s Employment Transition Date (except as otherwise provided under the terms of the applicable Benefit Plan), the Transferred Employee shall cease to participate in and accrue benefits under each Benefit Plan, and the Company will provide compensation and employee benefits to each such Transferred Employee in accordance with the terms of the Employment Leasing and Transition Agreement.

(b) The provisions contained in this Section 5.5 are included for the sole benefit of the parties hereto and nothing in this Section 5.5, whether express or implied, shall (i) create any third-party beneficiary or other rights in any other Person, including any current or former employees, any participant in any Benefit Plan, or any dependent or beneficiary thereof, (ii) be construed as an amendment, waiver or creation of or limitation on the ability to terminate any Benefit Plans or benefit plan or agreement of Buyer or (iii) limit the ability of Buyer or the Company to terminate the employment of any Company Employee at any time. Except as otherwise provided in the Employment Leasing and Transition Agreement, nothing in this Agreement shall diminish the Current Employers’ or the Company’s rights to change or terminate its policies regarding salaries, benefits, and other employment matters at any time or from time to time.

(c) Nothing contained in this Agreement shall constitute or be deemed to be an amendment to any Benefit Plan or any other compensation or benefit plan, program or arrangement.

SECTION 5.6. Names and Trademarks of Seller; Signage.  Subject to the last sentence of this Section 5.6, within ninety (90) days from the Closing Date, Buyer shall take all action necessary to change the name of each member of the Company Group to remove all references to “OPTUM” and to remove all references to “OPTUM” in conducting the Business. Buyer shall not, and shall ensure that its Representatives and the members of the Company Group after Closing do not, represent itself or themselves as Seller or an Affiliate of Seller or as Representatives of Seller or an Affiliate of Seller. The prohibitions in this Section 5.6 shall expressly apply, without limitation, to the use of any company name, website, stationery, invoices, packaging and identifying signs bearing name or trademarks of Seller or any Affiliate of Seller, except as permitted under the Transition Services Agreement. Seller will remove external building signage bearing the “Optum” name from each of the Leased Real Property locations.

SECTION 5.7. Straddle Contracts.

(a) Buyer and Seller acknowledge and agree that certain Contracts that are utilized by Seller and its Affiliates (the “Seller Entities”) are also utilized by the Company Group (such Contracts, together with all statements of work, exhibits, schedules, and other attachments thereto, the “Straddle Contracts”). With respect to the Straddle Contracts, Seller and Buyer hereby agree that:

(i) Until the replacement contract described below with respect to each such Straddle Contract is obtained (such period for each Straddle Contract, the “Straddle Contract Period”), Seller and the Buyer shall, and shall cause their respective Affiliates (which, in the case of the Buyer, shall include the Company Group) to, use commercially reasonable efforts to (A) replace each Straddle Contract with two new Contracts, one for the applicable Seller Entity that relates solely to the Seller Entities’ retained businesses governed by such Straddle Contract (the “Seller Business”) and one for the Company Group that relates solely to the Business governed by such Straddle Contract on materially similar terms and conditions as pertained to each of Seller and the Company Group under the Straddle Contract as of the date hereof, and (B) terminate the rights and obligations of the Company Group or Seller, as applicable, with respect to the portion of the Straddle Contract that was assigned in part and applicable to the other party’s business. If the applicable counterparty declines to enter into replacement contracts as provided for in this Section

Exhibit 10.96

5.7, Seller and the applicable Seller Entity, on the one hand, and Buyer and the Company Group, on the other hand, shall work together in good faith during the remaining term of the Straddle Contract to seek a solution so that the respective parties will have the benefits, rights and obligations they were intended to have under this Agreement.

(ii) With respect to any Straddle Contract, during the Straddle Contract Period: (A) the Company Group and Seller shall, and shall cause their Affiliates to, enter into such alternative arrangements during the Straddle Contract Period as the Company and/or Seller may reasonably request (to the maximum extent permitted by Law and the applicable Straddle Contract) including: (1) Seller acting as the Company Group’s agent, as may be directed by the Company, in order to obtain for the Company Group thereunder the benefits and burdens thereunder in respect of the Business, and (2) Seller cooperating with the Company Group in any other reasonable arrangement designed to provide the benefits and burdens in respect of the Business to the Company Group, including any subcontract, delegation or similar arrangement; (B) the Company Group shall perform or cause to be performed all obligations owing to any counterparty under each such Straddle Contract in respect of the Business; and (C) Seller shall, and shall cause the Seller Entities to perform, or cause to be performed, all obligations owing to any counterparty under each such Straddle Contract with respect to the Seller Business.

(d) No benefits of the Straddle Contracts with respect to the Seller Business shall accrue to Company Group or Buyer, and Buyer, on behalf of Company Group, hereby assigns to the Seller Entities all of the benefits accruing under the Straddle Contracts with respect to the Seller Business, including all Intellectual Property Rights.

(e) Seller hereby acknowledges and agrees, on behalf of itself and the Seller Entities, and Buyer hereby acknowledges and agrees, on behalf of itself and the Company Group, that from and after the Closing, Seller and the Seller Entities or Buyer and the Company Group, as applicable, are not permitted to and shall not, without the prior consent of Buyer or Seller, respectively: (i) for Seller and the Seller Entities, use or exercise any right (including the purchase or consumption of any good, product, right or service) under a Straddle Contract, unless such use or exercise exclusively relates to the Seller Business; (ii) for Buyer and Company Group, use or exercise any right (including the purchase or consumption of any good, product, right or service) under a Straddle Contract, unless such use or exercise exclusively relates to the Company Group Business; (iii) for Seller and the Seller Entities, take any action under a Straddle Contract that creates or continues any Liability of or on the part of the Company Group, Buyer or their Affiliates; or (iv) for Buyer and the Company Group, take any action under a Straddle Contract that creates or continues any Liability of or on the part of Seller, the Seller Entities or their Affiliates. Seller hereby acknowledges and agrees that Seller and the Seller Entities are liable for, and will bear, and will fully indemnify the Buyer and its Affiliates from any and all Liabilities arising under or related to the Straddle Contracts to the extent relating to the Seller Business or the conduct or operation of the Business prior to the Closing or to the extent caused by any act or omission of Seller, the Seller Entities, their Affiliates, or any of their subcontractors or Representatives. Except as may be otherwise set out in this Agreement, Buyer hereby acknowledges and agrees that Buyer and the Company Group are liable for, and will bear, and will fully indemnify Seller and its Affiliates from any and all Liabilities arising under or related to the Straddle Contracts to the extent relating to the conduct or operation of the Business following the Closing or to the extent caused by any act or omission of Buyer, the Company Group, their Affiliates, or any of their subcontractors or Representatives.

(f) All proprietary or non-public information relating to the Seller Business portion of the Straddle Contracts, including the Seller Entities’ performance of the Seller Business obligations thereunder, shall be deemed confidential and subject to Section 7.13. All proprietary or non-public information relating to the Company Group Business portion of the Straddle Contracts, including the

Exhibit 10.96

Company Group’s performance of the Company Group Business obligations thereunder, shall be deemed confidential and subject to Section 7.13. For the avoidance of doubt, the foregoing provisions of this Section 5.7(e) shall not be deemed to prevent any party’s or its Affiliates’ ability to perform its obligations pursuant to such Straddle Contract in accordance with this Section 5.7.

(g) Seller and the Seller Entities, on the one hand, and Buyer and the Company, on the other hand, will cooperate with each other and work in good faith with respect to the Straddle Contracts so as not to harm the other party’s relationship with the counterparties to the Straddle Contracts.

(a) Seller and Buyer acknowledge and agree that they are not, by virtue of the relationship under this Section 5.7: (i) creating a joint venture or similar venture between Buyer, the Company Group or their respective Affiliates, on the one hand, and Seller or the Seller Entities or their respective Affiliates, on the other hand; (ii) authorized to act as the other party’s agent or otherwise bind the other party or its Affiliates with respect to any Straddle Contracts, other than as otherwise agreed by the parties under this Section 5.7; or (iii) being granted any ownership, license or other rights in the Intellectual Property of the other party or its Affiliates that is used or developed in the performance of, or licensed or assigned by the third party customer with respect to the Seller Business or Business portion, as applicable, of the Straddle Contracts.

SECTION 1.8. Restrictive Covenants.

(a) Non-Competition. In consideration of the completion of the transactions contemplated by this Agreement, Seller agrees that, for a period of four (4) years from and after the Closing Date (the “Restricted Period”), Seller shall not, and shall cause each of its Subsidiaries not to, directly or indirectly, engage or invest in, own, manage, operate, finance, control, be employed by, render services or advice or other aid to, or be connected or associated with in any capacity, including without limitation as a partner, shareholder, manager, agent, consultant, advisor, developer or trustee, any Person or enterprise that engages in any Restricted Activity anywhere in the United States or any of its territories (it being understood by the parties hereto that such business is not limited to any particular region of the United States or any of its territories and that such business may be engaged in effectively from any location in the United States or any of its territories); provided,  however, that none of the following will be considered a violation, in whole or in part, of this Agreement:

(i) providing any services to the customers listed in Schedule 1.1(b) other than the services included in the Restricted Activity;
(ii) providing any services to any customers not listed in Schedule 1.1(b); or

(iii) the acquisition of another entity (whether through the acquisition of the equity securities of such entity or the operating assets of such entity (an “Acquired Business”)) that engages in the Restricted Activity as long as the Restricted Activity is not the primary activity of such Acquired Business.

(a) Non-Solicitation. In consideration of the completion of the transactions contemplated by this Agreement, Seller agrees that, during (i) the Restricted Period with respect to the Key Employees and (ii) the twelve (12) months following the Closing Date with respect to all other Company Employees, without the prior written consent of Buyer, Seller shall not, and shall cause each of its Subsidiaries not to, directly or indirectly or by assisting others, contact, approach, induce or solicit, or attempt to induce or solicit, hire, offer employment to, or otherwise engage as an employee or independent contractor, any of such Company Employees; provided,  however, that this Section 5.8(b) shall not prohibit Seller or any of its Affiliates or Representatives from (i) interviewing or hiring any Company Employee

Exhibit 10.96

who responds, without specific inducement by Seller or any of its Subsidiaries, to a general solicitation made by Seller or any of its Subsidiaries in any trade publication, newspaper, or online posting or through any search firm not targeted specifically at such Company Employee, or (ii) interviewing or hiring any Company Employee who has not been employed by Buyer, the Company or any of their respective Subsidiaries for a period of at least six (6) months prior thereto.

(b) Seller acknowledges and agrees that: (i) the duration, scope and geographic area of the covenants contained in this Section 5.8 are fair, reasonable and necessary in order to protect the goodwill and legitimate business interests of the Company and Buyer and to prevent any unfair advantage conferred upon Seller; and (ii) that adequate consideration has been received by Seller for such obligations and Buyer would not have entered into this Agreement or made the payments to Seller hereunder unless Seller agreed to be subject to all of the restrictions set forth in this Section 5.8. If, however, any of the covenants set forth in this Section 5.8 are held to be invalid or unenforceable, the remainder of such covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If it is determined by a court of competent jurisdiction that any of the restrictive covenants, or any part thereof, are unenforceable because of the duration of such provision, the geographical area covered thereby, or any other determination of unreasonableness of the provision, the court making such determination shall have the power to reduce the duration, area or scope of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

(c) Seller acknowledges that a breach by Seller of any of the covenants set forth in Section 5.8(a) or Section 5.8(b) of this Agreement may not be reasonably or adequately compensated in damages in an action at law, and that Buyer will be entitled to seek, among other remedies, injunctive relief, which may include, but will not be limited to: (i) restraining Seller from engaging in any action that would constitute or cause a breach or violation of this Section 5.8, (ii) obtaining specific performance to compel Seller to perform its obligations and covenants hereunder, or (iii) obtaining damages available either at law or in equity.

Article VI Indemnification

SECTION 6.1. Survival. The representations and warranties contained in Article III and Article IV hereof, and the indemnification obligations of the parties with respect thereto, shall survive the Closing for a period of twenty-four (24) months following the Closing, subject to the terms and conditions of this Article VI. Notwithstanding the preceding sentence, the representations and warranties in Section 3.1 (Organization and Qualification), Section 3.2 (Capitalization; Subsidiaries), Section 3.3 (Title to the Shares), Section 3.4 (Authority Relative to the Transaction Documents), Section 3.13 (Environmental Matters), Section 3.14 (Taxes), and Section 3.20 (Brokers) (such representations and warranties by the Company and Seller, collectively, the “Fundamental Seller Representations and Warranties”), Section 4.1 (Organization and Qualification), Section 4.2 (Authority Relative to the Transaction Documents), and Section 4.3 (Brokers) (such representations and warranties by Buyer, collectively, the “Fundamental Buyer Representations and Warranties”) shall survive the Closing until ninety (90) days after the expiration of the applicable statute of limitations. The indemnification obligation of Seller in Section 6.2(e) shall survive the Closing for a period of six (6) years following the Closing. The covenants contained in this Agreement, and the indemnification obligations of the parties with respect thereto, shall survive the Closing to the extent provided in their respective terms.

SECTION 6.2. Seller’s Indemnification Obligations.  Subject to the terms and conditions of this Article VI, Seller shall indemnify and hold harmless Buyer, its Affiliates (including the Company and Connextions HCI) and each of their respective officers, directors, employees, and agents (collectively, the “Buyer Indemnified Parties” and each a “Buyer Indemnified Party”), and shall reimburse the Buyer

Exhibit 10.96

Indemnified Parties, for any Damages, whether in respect of third party claims, claims between the parties hereto, or otherwise directly or indirectly relating to, as a result of, arising out of, or by virtue of:

(a) any inaccuracy in or breach of any representation and warranty made by the Company or Seller to Buyer herein (other than Fundamental Seller Representations and Warranties);
(b) any inaccuracy in or breach of any Fundamental Seller Representations and Warranties;
(c) any breach by the Company or Seller of, or failure by the Company or Seller to comply with, any covenant or obligation under this Agreement to be performed by Seller;

(d) (i) any Taxes of Seller for any taxable period, (ii) any Taxes for Pre-Closing Periods and the portion of any Straddle Period ending on and including the Closing Date owed by or payable with respect to any member of the Company Group, (iii) any Transfer Taxes for which Seller is liable pursuant to Section 5.2(h) of this Agreement, and (iv) any Taxes arising by reason of any member of the Company Group being a member of any “affiliated group” (within the meaning of Section 1504(a) of the Code) on or prior to the Closing Date, including pursuant to U.S. Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision of state, local or non-U.S. Law); and

(e) the matters set forth on Schedule 6.2(e).
SECTION 6.3. Limitation on Seller’s Indemnification Obligations. Seller’s obligations pursuant to Section 6.2 are subject to the following limitations:

(a) Other than for Damages resulting from claims brought on the basis of fraudulent misrepresentation in the making of any representation or warranty in Article III, the Buyer Indemnified Parties shall not be entitled to recover under Section 6.2(a) (i) unless the Damages in respect of any single claim exceed $10,000 (the “Single Claim Threshold”) or (ii) until the total amount of Damages which the Buyer Indemnified Parties would recover under Section 6.2(a) exceeds an aggregate amount equal to $250,000 (the “Threshold”), in which case the Buyer Indemnified Parties shall be entitled to recover the entire amount of such Damages regardless of the Threshold (provided that no claim for Damages of less than the Single Claim Threshold will be taken into account in determining whether the Threshold has been met).

(b) Other than for Damages resulting from claims brought on the basis of fraudulent misrepresentation in the making of any representation or warranty in Article III,  the aggregate amount of indemnification that the Buyer Indemnified Parties may receive to satisfy claims under Section 6.2(a) shall be $10,000,000 (the “Cap”).

(c) Seller shall not be liable for any Damages with respect to the matters set forth in Section 6.2 unless a claim is timely asserted prior to the expiration of the survival period specified in Section 6.1;  provided,  however, if a notice of a claim is timely given under this Article VI then such indemnification obligation shall continue to survive past expiration of such survival period until such claim has been satisfied or otherwise resolved as provided in this Article VI.

(d) Other than for Damages resulting from claims brought on the basis of fraud or intentional misrepresentation, the aggregate liability of Seller pursuant to Section 6.2 shall in no event exceed the amount of the cash proceeds actually received by Seller under this Agreement.

Exhibit 10.96

(e) For the avoidance of doubt, no Buyer Indemnified Party will assert a claim for indemnification under Section 6.2(a)  or Section 6.2(b) on the basis of Section 3.6 (No Undisclosed Liabilities) if such claim would be covered under any other representation or warranty set forth in Article III but for the effect of any express exceptions or limitations set forth in such other representation or warranty, including limitations as to materiality, Knowledge, dollar thresholds, or duration.

(f) In addition to the foregoing, Seller’s obligations pursuant to Section 6.2 shall be further limited by Section 5.2(j).

SECTION 6.4. Buyer’s Indemnification Obligations.  Subject to the terms and conditions of this Article VI, Buyer shall indemnify and hold harmless Seller, its Affiliates and each of their respective officers, directors, employees, and agents (collectively, the “Seller Indemnified Parties” and each a “Seller Indemnified Party”), and shall reimburse the Seller Indemnified Parties, for any Damages, whether in respect of third party claims, claims between the parties hereto, or otherwise directly or indirectly relating to, as a result of, arising out of, or by virtue of:

(a) any inaccuracy in or breach of any representation and warranty made by Buyer to Seller herein (other than Fundamental Buyer Representations and Warranties);
(b) any inaccuracy in or breach of any Fundamental Buyer Representations and Warranties; and
(c) any breach by Buyer of, or failure by Buyer to comply with, any covenant or obligation under this Agreement to be performed by Buyer.
SECTION 6.5. Limitation on Buyer’s Indemnification Obligations. Buyer’s obligations pursuant to Section 6.4 are subject to the following limitations:

(a) Other than for Damages resulting from claims brought on the basis of fraudulent misrepresentation in the making of any representation or warranty in Article IV, the Seller Indemnified Parties shall not be entitled to recover under Section 6.4(a) until the total amount of Damages which the Seller Indemnified Parties would recover under Section 6.4(a) exceeds an aggregate amount equal to the Threshold, in which case the Seller Indemnified Parties shall be entitled to recover such Damages that exceed the Threshold.

(b) Other than for Damages resulting from claims brought on the basis of fraudulent misrepresentation in the making of any representation or warranty in Article IV, the aggregate amount of indemnification that the Seller Indemnified Parties may receive to satisfy claims under Section 6.4(a) shall be the Cap.

(c) Buyer shall not be liable for any Damages with respect to the matters set forth in Section 6.4 unless a claim is timely asserted prior to the expiration of the survival period specified in Section 6.1;  provided,  however, if a notice of a claim is timely given under this Article VI then such indemnification obligation shall continue to survive past expiration of such survival period until such claim has been satisfied or otherwise resolved as provided in this Article VI.

SECTION 6.6. Notice and Procedure.

(a) In the event that any Legal Proceeding is instituted by a third party or any claim or demand is asserted or threatened against or sought to be collected from a Person who is seeking indemnity under any provision of this Agreement (the “Indemnitee”) by a third party, in each case for which the party

Exhibit 10.96

from whom indemnity is sought (the “Indemnitor”) may have liability to any Indemnitee hereunder (a “Third Party Claim”), such Indemnitee shall notify the Indemnitor in writing of such Third Party Claim (a “Claim Notice”), in each such case promptly following such Indemnitee’s receipt of a Third Party Claim; provided,  however, that the failure to give a timely Claim Notice shall not affect the rights of an Indemnitee hereunder or otherwise relieve the Indemnitor of any liability that it may have to any Indemnitee, except and only to the extent that the Indemnitor demonstrates that the defense of such Third Party Claim is materially prejudiced by the Indemnitee’s failure to give such notice. The Indemnitor shall have thirty (30) days after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnitee that it desires to defend the Indemnitee against such Third Party Claim.

(b) In the event that the Indemnitor timely notifies the Indemnitee within the Notice Period that it desires to defend the Indemnitee against a Third Party Claim, the Indemnitor shall have the right to defend the Indemnitee by appropriate proceedings and shall have the sole power to direct and control such defense, with counsel of its choosing and at its own expense, unless the Third Party Claim seeks as the sole remedy an injunction or other equitable relief against the Indemnitee or the Indemnitee reasonably concludes, based upon the advice of counsel, that an actual or potential conflict exists between the Indemnitee and the Indemnitor in connection with the defense of such Third Party Claim. If an Indemnitor assumes the defense of a Third Party Claim in accordance with this Section 6.6, (i) the Indemnitor shall use its commercially reasonable efforts to defend diligently such Third Party Claim, and (ii) the Indemnitee, prior to the period in which the Indemnitor assumes the defense of such matter, may take such reasonable actions to preserve any and all rights with respect to such matter, without such actions being construed as a waiver of the Indemnitee’s rights to defense and indemnification pursuant to this Agreement, but with such actions not being determinative of the amount of any Damages. The Indemnitor shall not, without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld, delayed or conditioned), settle, compromise or offer to settle or compromise any Third Party Claim that does not include as a term thereof the giving by the Person(s) asserting such Third Party Claim to Indemnitee a release from all Liability with respect to such claim or consent to entry of any judgment. Notwithstanding anything in this Section 6.6 to the contrary, the Indemnitee may participate, through counsel of its choosing and at its own expense, in the defense of any such Third Party Claim as to which the Indemnitor has so elected to assume and conduct the defense thereof.

(c) If the Indemnitor (i) does not elect to defend the Indemnitee against a Third Party Claim, whether by not giving the Indemnitee timely notice of its desire to so defend or otherwise or (ii) after assuming the defense of a Third Party Claim, fails to take commercially reasonable steps necessary to defend diligently such Third Party Claim, the Indemnitee shall have the right (but not the obligation) to assume such defense and shall have the sole power to direct and control such defense, with counsel of its choosing, at the expense of the Indemnitor; it being understood that the Indemnitee’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim. The Indemnitee shall not settle a Third Party Claim without the consent of the Indemnitor, which consent shall not be unreasonably withheld, delayed or conditioned.

(d) The Indemnitee and the Indemnitor shall cooperate in good faith and render to each other such assistance as they may reasonably require of each other in connection with the defense of a Third Party Claim, including by providing reasonable access to each other’s relevant business records and other documents, and employees.

(e) The Indemnitee and the Indemnitor shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

Exhibit 10.96

(f) A claim for indemnification for any matter not involving a Third Party Claim may be asserted by (i) in the case of any claim under Section 6.2, written notice by Buyer to Seller, and (ii) in the case of any claim under Section 6.4, written notice by Seller to Buyer.

SECTION 6.7. Duty to Mitigate. Any Person seeking indemnification under this Agreement shall take all commercially reasonable steps to mitigate any Damages incurred by such Person upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any indemnification rights hereunder.

SECTION 6.8. Calculation of Damages.

(a) For purposes of calculating the amount of Damages to which the Buyer Indemnified Parties or the Seller Indemnified Parties are entitled under this Article VI (but not for purposes of determining whether a representation or warranty has been breached), the terms “material” and “materiality” will be disregarded.

(b) Any Indemnitee will only be entitled to recover the full amount of Damages once with respect to any item giving rise to Damages.

(c) The amount of any indemnification obligation under this Agreement shall be reduced by the amount of any insurance proceeds actually received by the Indemnitee under any applicable insurance policy with respect thereto, net of any deductibles or other expenses and any increase in applicable premiums/retro-premiums related to the recovery of such proceeds; provided,  however, that the foregoing shall not be deemed to require an Indemnitee to seek recovery under any applicable insurance policies prior to a claim for indemnification hereunder. In the event that any Indemnitee actually recovers any insurance proceeds with respect to any Damages for which such Person has been indemnified under this Agreement, then a refund equal to the aggregate amount of the insurance recovery (net of any deductibles or other expenses and any increase in applicable premiums/retro-premiums related to the recovery of such proceeds) shall be made promptly to the Indemnitor so as to avoid a duplication of recovery (but not to exceed the amount for which such Indemnitee was previously indemnified for hereunder in respect of such Damages).

(d) Any indemnification obligation under this Agreement shall be net of any indemnity, contribution or other similar payment received by the Indemnitee or its Affiliates from any third party with respect thereto, net of any expenses related to the recovery of such amounts. In the event that any recovery is received by any Indemnitee or its Affiliates with respect to any indemnification obligation for which any such Person has been indemnified under this Agreement, then a refund equal to the aggregate amount of the recovery shall be made promptly to the Indemnitor.

(e) NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY BE LIABLE TO ANY INDEMNITEE HEREUNDER FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES OR DAMAGES BASED ON A MULTIPLE OF EARNINGS, REVENUES, OR OTHER FINANCIAL MEASURE OR OTHER DAMAGES NOT EXPRESSLY PROVIDED FOR IN THIS AGREEMENT, IN EACH CASE, EXCEPT TO THE EXTENT SUCH DAMAGES ARE PAYABLE BY AN INDEMNITEE TO AN UNAFFILIATED THIRD PARTY.

SECTION 6.9. Exclusive Remedy.
(a) Buyer and Seller acknowledge and agree that their sole and exclusive remedy for monetary relief with respect to any breach of any representation, warranty, covenant or agreement and with

Exhibit 10.96

respect to any and all claims relating to the subject matter of this Agreement, excluding (i) any claim relating to fraudulent misrepresentation in the making of any representation or warranty under Article III or Article IV, as applicable, or (ii) any Post-Closing Adjustment contemplated by Section 2.5, shall be pursuant to the provisions set forth in this Article VI;  provided,  however, nothing contained herein shall prevent the Indemnitee from (A) pursuing remedies as may be available to such party under applicable Law in the event of the Indemnitor’s failure to comply with its indemnification obligations hereunder, or (B) pursuing an injunction or other equitable relief as may be available to such party under applicable Law.

(b) Buyer and Seller agree to treat (and cause their respective Affiliates to treat) any indemnification payment under this Agreement as an adjustment to the Purchase Price. Neither Buyer nor Seller shall (nor shall they permit their respective Affiliates to) take any position on any Tax Return, or before any Governmental Entity involved in the administration of Tax Laws, that is inconsistent with such treatment.

Article VII Miscellaneous

SECTION 7.1. Fees and Expenses.  Unless otherwise specifically provided pursuant to this Agreement, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses.

SECTION 7.2. Entire Agreement; Amendment; Assignment.

(a) This Agreement (including the schedules and exhibits hereto) and the other Transaction Documents constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. For the avoidance of doubt, the Confidentiality Agreement is hereby terminated.

(b) This Agreement may not be amended, supplemented, or otherwise modified except by an instrument in writing executed by the party against which such amendment, supplement, or other modification is sought to be enforced. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

(c) No party may assign this Agreement, nor any of the rights, interests or obligations hereunder, by operation of Law (including by merger or consolidation) or otherwise, without the prior written consent of the other parties hereto; provided,  however, that Seller shall have the right, without the consent of any other party, to assign its rights or delegate its responsibilities, liabilities and obligations under this Agreement to any Affiliate of Seller, provided that Seller shall remain liable for the performance of its obligations hereunder. Any assignment in violation of the preceding sentence shall be void.

SECTION 7.3. Waiver.  The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless it is in a writing signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is

Exhibit 10.96

given, and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

SECTION 7.4. Notices.  All notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed effectively given only (a) when personally delivered, (b) one Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, or (c) three (3) Business Days after being sent by registered or certified mail. Notices, demands, and communications to Buyer, the Company, and Seller will, unless another address is specified in writing in accordance with this Section, be sent to the applicable address indicated below:

if to the Company or Buyer:TeleTech Healthcare Solutions, Inc.
9197 South Peoria Street, 2-300
Englewood, CO 80112
Attention:  General Counsel

with a copy to:Bass, Berry & Sims PLC
150 Third Ave. South, Suite 2800
Nashville, TN 37201
Attention:  Scott W. Bell

if to Seller:OPTUMHEALTH HOLDINGS, LLC
9900 Bren Road East
Minnetonka, MN 55343
Attention:  Executive Vice President
and Chief Legal Officer
Attention:  Vice President, Corporate Development

with a copy to:Faegre Baker Daniels LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402
Attention:  W. Morgan Burns

Notice given by a party’s counsel shall be considered notice given by that party.

SECTION 7.5. Governing Law; Waiver of Jury Trial.  The parties agree that this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, excluding any rule or principle that might refer the governance or the construction of this Agreement to the laws of another jurisdiction. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED

Exhibit 10.96

TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.5.

SECTION 7.6. Divisions and Headings.  The division of this Agreement into sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.

SECTION 7.7. Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement other than the third party rights under Article VI.

SECTION 7.8. Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

SECTION 7.9. Consent to Jurisdiction.  EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR ANY FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF DELAWARE, SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT, AND HEREBY WAIVES, AND AGREES NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT HEREOF OR OF ANY SUCH DOCUMENT, (A) THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS, (B) THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR (C) THAT THE INTERNAL LAWS OF THE STATE OF DELAWARE DO NOT GOVERN THE VALIDITY, INTERPRETATION OR EFFECT OF THIS AGREEMENT, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL DISPUTES WITH RESPECT TO SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH A STATE OR FEDERAL COURT. EACH PARTY HEREBY CONSENTS TO AND GRANTS ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF ANY SUCH DISPUTE AND AGREES THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 7.4, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

SECTION 7.10. Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission or other electronic means shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or other electronic means shall be deemed to be their original signatures for any purposes whatsoever.

SECTION 7.11. Interpretation.

(a) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the

Exhibit 10.96

articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The term “or” is not exclusive. All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. All pronouns contained in this Agreement encompass the masculine as well as to the feminine and neuter genders of such terms. Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time, amended, qualified or supplemented, including (in the case of Contracts and instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. The reference to “$” or “Dollars” shall be United States Dollars.

(b) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. The language used in this Agreement and the other agreements contemplated hereby shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

SECTION 7.12. Time of Essence. Time is of the essence in the performance of this Agreement.

SECTION 7.13. Confidentiality. After the Closing:

(a) Buyer and its Affiliates shall not disclose, directly or indirectly, any documents, work papers or other materials of a confidential or proprietary nature related to Seller (including any such information obtained in connection with the entering into of this Agreement) and shall have all such information kept confidential; provided,  however, that Buyer may disclose any such information (i) that is or becomes generally available to the public other than as a result of disclosure by Buyer or its Affiliates, (ii) that is or becomes available to Buyer on a non-confidential basis from a source that is not bound by a confidentiality obligation to Seller, or (iii) with the prior written approval of Seller; provided further, that, to the extent that Buyer or its Affiliates may become legally compelled to disclose any such information by any Governmental Entity or if Buyer or its Affiliates receives an opinion of counsel that disclosure is required in order to avoid violating any Laws, Buyer or its Affiliates may disclose such information but only after, if applicable or relevant, they have used all commercially reasonable efforts to afford Seller, at its sole cost and expense, the opportunity to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information required to be disclosed; provided further, that Buyer may disclose such information to the extent necessary to comply with applicable Law or regulation, or to enforce its obligations under this Agreement; and, provided further, that this Section 7.13 shall not prohibit or restrict or otherwise limit the use or disclosure by Buyer and its Affiliates of any documents, work papers or other materials or information related to the Company or Connextions HCI.

(b) Seller and its Affiliates shall not disclose, directly or indirectly, any documents, work papers or other materials of a confidential or proprietary nature related to Buyer and its Affiliates (which shall for the purposes of this Section 7.13 include, as of the Closing, the Company and Connextions HCI) (including any information obtained in connection with the entering into of this Agreement) and shall have all such information kept confidential; provided,  however, that Seller may disclose any such information (i) that is or becomes generally available to the public other than as a result of disclosure by Seller or its Affiliates, (ii) that is or becomes available to Seller on a non-confidential basis from a source

Exhibit 10.96

that is not bound by a confidentiality obligation to Buyer, or (iii) with the prior written approval of Buyer; provided further, that, to the extent that Seller or its Affiliates may become legally compelled to disclose any such information by any Governmental Entity or if Seller or its Affiliates receives an opinion of counsel that disclosure is required in order to avoid violating any Laws, Seller or its Affiliates may disclose such information but only after, if applicable or relevant, they have used all commercially reasonable efforts to afford Buyer, at its sole cost and expense, the opportunity to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information required to be disclosed; and, provided further, that Seller may disclose such information to the extent necessary to comply with applicable Law or regulation, in connection with any required Tax disclosures or to enforce its rights under this Agreement.

SECTION 7.14. Waiver of Conflicts Regarding Representation; Non-Assertion of Attorney-Client Privilege.

(a) Effective as of the Effective Time, Buyer hereby waives and agrees not to assert, and Buyer agrees to cause each of the Company and Connextions HCI to waive and not to assert, any conflict of interest arising out of or relating to any representation after the Closing (any “Post-Closing Representation”) of Seller, any of its Affiliates or any officer, employee or director of Seller or any of its Affiliates (any such Person, a “Designated Person”) in any matter involving this Agreement or any agreement, certificate, instrument or other document executed or delivered pursuant to this Agreement or any transaction contemplated hereby or thereby (including any litigation, arbitration, mediation or other proceeding and including any matter regarding the negotiation, execution, performance or enforceability hereof or thereof) by Faegre Baker Daniels LLP and any other legal counsel currently representing any Designated Person in connection with this Agreement or any agreement, certificate, instrument or other document executed or delivered pursuant to this Agreement or any transaction contemplated hereby or thereby (including the negotiation, execution or performance hereof or thereof) (the “Current Representation”).

(b) Effective as of the Effective Time, Buyer hereby agrees not to control or assert, and Buyer agrees to cause each of the Company and Connextions HCI not to control or assert, any attorney-client privilege, work product protection or other similar privilege or protection applicable to any communication between any legal counsel and any Designated Person during the Current Representation in connection with any Post-Closing Representation, including in connection with a dispute with Buyer or any of its Affiliates (including, after the Closing Date, the Company and Connextions HCI), it being the intention of the parties hereto that all rights of any Person under or with respect to such attorney-client privilege, work product protection or other similar privilege or protection, including the right to waive, assert and otherwise control such attorney-client privilege, work product protection or other similar privilege or protection, shall be (and are hereby) transferred to or retained by (as applicable), and vested solely in, such Designated Person.

[Signature pages follow.]

Exhibit 10.96

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement or caused this Agreement to be duly executed on its behalf as of the day and year first above written.

BUYER:

TeleTech Healthcare Solutions, Inc.

By:
Name:

Title:

Exhibit 10.96

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement or caused this Agreement to be duly executed on its behalf as of the day and year first above written.

COMPANY:

CONNEXTIONS, INC.

By:
Name:

Title:

SELLER:

OPTUMHEALTH HOLDINGS, LLC

By:
Name:

Title:

Exhibit 10.96

EXHIBITS

Exhibit ANet Working Capital Methodology

Exhibit BEstimated Closing Statement

Exhibit CContribution Agreement

SCHEDULES

Schedule ACertain Defined Terms

Schedule 1.1(a)Permitted Liens

Schedule 1.1(b)Restricted Activity Customers and Contracts

Schedule 1.1(c)Key Employees

Schedule 6.2(e)Indemnification Matters

Exhibit 10.96

Schedule A

Certain Defined Terms

“Affiliate” means with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the “controlled” Person, whether through ownership of voting securities, by Contract, or otherwise.

“Business” means the provision of contract call center services on behalf of customers, primarily in the healthcare industry, conducted by the Company as of the date of this Agreement (for the avoidance of doubt, giving effect to the Contribution).

“Business Data” means all business information and all personally-identifying information and data (whether of employees, contractors, consultants, customers, consumers, or other Persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems.

“Business Day” means any day other than a Saturday, Sunday or day on which banks in New York, New York are authorized or required by Law to close.

“Business Systems” means all software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes that are owned or used or held for use in, and that are material for, the conduct of the Business.

“Buyer Parent” means TeleTech Holdings, Inc., a Delaware corporation.

“Closing Aged Receivables” means all accounts receivable and other receivables of the Business that have been invoiced and unpaid and are past due for more than ninety (90) days as of the Closing Date.

“Closing Indebtedness” means the aggregate amount of Indebtedness outstanding as of the Effective Time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Employees” means the employees identified in Chart A of the Employment Leasing and Transition Agreement.

“Company Group” means the Company and Connextions HCI.

“Company Intellectual Property” means the Intellectual Property used or held for use in the conduct of the Business.

“Confidentiality Agreement” means that certain confidentiality agreement by and between the Company and TeleTech Services Corporation (an Affiliate of Buyer), dated December 14, 2016, as amended.

“Connextions HCI” means Connextions HCI, LLC, a Florida limited liability company and wholly owned Subsidiary of the Company.

Exhibit 10.96

“Contract” means any note, bond, mortgage, indenture, contract, lease, license, purchase order, sales order, memoranda of understanding or other agreement, undertaking or binding commitment, whether or not in written form.

“Contribution” means the transfer of certain assets and liabilities related to the Business by Affiliates of the Company to the Company prior to the date of this Agreement pursuant to the Contribution Agreement.

“Contribution Agreement” means that certain Assignment, Assumption and Distribution Agreement by and among the Company, OHCS, OI, and UHS, dated as of April 2, 2017, a copy of which is attached hereto as Exhibit C.

“Current Employer” has the meaning ascribed to such term in the Employment Leasing and Transition Agreement.

“Damages” means all assessments, levies, losses, fines, liabilities, claims, payments, penalties, damages, interest, costs and expenses, including reasonable attorneys’ fees and expenses.

“Data Security Requirements” means, collectively, all of the following to the extent relating to data treatment and processing, or otherwise relating to privacy, security, or security breach notification requirements and applicable to the Company or Connextions HCI, to the conduct of the Business, or to any of the Business Systems or any Business Data: (i) any of the Company Group’s own rules, policies, and procedures, (ii) all Laws, (iii) industry standards applicable to the industry in which the Business operates (including, if applicable, the Payment Card Industry Data Security Standard (PCI DSS)), and (iv) Contracts into which the Company Group have entered or by which they are otherwise bound.

“Disclosure Schedule” means the disclosure schedule delivered by Seller and the Company to Buyer concurrently with the execution of this Agreement.

“Employment Leasing and Transition Agreement” means the Employment Leasing and Transition Agreement dated as of the date hereof by and between OSI, UHS, and Buyer.

“Employment Transition Date” has the meaning ascribed to such term in the Employment Leasing and Transition Agreement.

“Environmental Laws” means any Laws relating to (i) protection, preservation or cleanup of the environment or natural resources; or (ii) the manufacture, generation, production, installation, use, handling, storage, treatment, transportation, disposal, or release of or exposure to Hazardous Substances.

“Environmental, Health and Safety Liabilities” means any cost, Damages, expense, Liability, obligation or other responsibility arising from or under any Environmental Law.

“ERISA Affiliate” means any entity that is considered a single employer with Seller or the Company or any Affiliate of Seller or the Company under Section 414 of the Code.

“Estimated Purchase Price” means $80,000,000 minus Seller’s good faith estimates, as of the Effective Time, of Closing Indebtedness and Transaction Expenses.

“Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a

Exhibit 10.96

party or on its behalf in connection with, or related to, the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

“GAAP” means the United States generally accepted accounting principles, at the time in effect, consistently applied.

“Governing Documents” means (i) in the case of a Person that is a corporation, its articles or certificate of incorporation and its bylaws or similar governing instruments required by the Laws of its jurisdiction of formation or organization; (ii) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (iii) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; (iv) in the case of a Person that is a trust, its declaration of trust, trust agreement, certificates of ownership or similar governing instruments required by the Laws of its jurisdiction of formation; and (v) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company, trust or natural person, its governing instruments as required or contemplated by the Laws of its jurisdiction of organization.

“Government Program” means the federal Medicare Program (including Medicare Part C and Medicare Part D), Medicaid, Medicaid-waiver and CHAMPUS/TRICARE programs, any other federal health care program (as defined in 42 U.S.C. §1320a-7b(f)), any other federal or state medical assistance programs.

“Governmental Approval” means any consent, approval, authorization, waiver, permit, license, grant, franchise, certification, exemption or order of, or registration, franchise, certificate, declaration or filing with any Governmental Entity.

“Governmental Entity” means any federal, state, municipal, local or foreign government, any political subdivision thereof or any court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental or quasi-governmental authority, agency or entity, domestic or foreign.

“Group B Employees” means the employees identified in Chart B of the Employment Leasing and Transition Agreement.

“Hazardous Substances” means any (i) pollutant, contaminant, waste, petroleum, petroleum products, asbestos or asbestos-containing material, radioactive materials, polychlorinated biphenyls, mold, urea formaldehyde and radon gas; (ii) other chemicals, materials or substances defined or regulated as “pesticide,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “biohazardous waste,” “biomedical waste,” “medical waste,” “sharps,” “contaminant,” “pollutant,” “toxic waste,” “toxic substance” or words of similar import, under any Environmental Law; and (iii) other substance, material or waste which may be the subject of regulatory action by a Governmental Entity pursuant to any Environmental Law.

“Healthcare Laws” means all Laws relating to: (i) the licensure, certification, qualification or authority to operate business in connection with the provision of, payment for, or arrangement of, health care services, health benefits or health insurance and, without limiting the generality of the foregoing, the Medicare Program Laws, including the Medicare Advantage program (also known as “Medicare Part C”) and the Medicare Prescription Drug Benefit Programs (also known as “Medicare Part D”), and Laws relating to the Medicaid program; (ii) the offer, solicitation, receipt or acceptance of improper inducements or incentives involving Persons operating in the health care industry, including the following statutes: the

Exhibit 10.96

Federal anti-kickback law (42 U.S.C. § 1320a-7b(b)), the Federal physician self-referral law (42 U.S.C. § 1395nn), the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a−7a), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.) and any similar state Laws; (iii) the administration of health care claims or benefits for, or processing or payment for, health care services, treatment or supplies furnished by providers, including such administration and processing or payment activities conducted by third party administrators, utilization review agents and persons performing quality assurance, credentialing or coordination of benefits; (iv) billings to insurance companies, health maintenance organizations and other managed care plans or Government Programs or otherwise related to insurance fraud; and (v) any state insurance, health maintenance organization or managed care Laws (including Laws relating to Medicaid programs).

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191), as amended by the Health Information Technology for Economic and Clinical Health Act (Pub. L. No. 111-5) and their implementing regulations set forth at 45 CFR Part 160, 162 and 164.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means (without duplication), with respect to the Company and Connextions HCI, (i) indebtedness for borrowed money, whether secured or unsecured; (ii) obligations evidenced by any note, bond, debenture or other debt security; (iii) obligations under conditional sale or other title retention agreements relating to purchased property; (iv) obligations under letter of credit or similar facilities (for the avoidance of doubt, not including any undrawn amounts under standby letters of credit); (v) obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions; (vi) any debt-like obligation in respect of the deferred purchase price of property with respect to which the Company or Connextions HCI is liable as obligor (including contingent purchase price obligations, such as earnouts, resulting from acquisitions); (vii) guarantees of any such indebtedness referred to in clauses (i)-(vi) of any other Person; and (viii) any accrued interest, prepayment premiums or penalties or other costs or expenses related to any of the foregoing.

“Intellectual Property” means all rights in patents, patent applications, trademarks, service marks and trade names, and all goodwill associated therewith and all registrations and applications therefor, copyrights, copyright registrations and applications, Internet domain names, software, technology, processes, inventions, methodologies, workflows, protocols, trade secrets, and know how, or any other similar type of proprietary or intellectual property right, in each case, in any jurisdiction, to the extent protectable by applicable Law.

“IRS” means the U.S. Internal Revenue Service.

“Key Employees” means the individuals identified on Schedule 1.1(c).

“Knowledge of Buyer” or “Buyer’s Knowledge” means any matters known by, or which should be known following reasonable inquiry by, any of Kenneth D. Tuchman, Regina Paolillo, and Margaret McLean.

“Knowledge of Seller” means any matters known by, or which should be known following reasonable inquiry by, any of Norman Wright, Elaine Birkemeyer, or Joel Johnson.

“Law” means any foreign or domestic law, Order, ordinance, stipulation, statute or regulation of a Governmental Entity, including any Healthcare Laws.

Exhibit 10.96

“Lease” means any lease with respect to the Leased Real Property.

“Legal Proceeding” means any judicial (civil or criminal) or administrative action, suit, claim, charge, audit, mediation, arbitration, Order, inquiry, hearing, search warrant, civil investigative demand, or other proceeding commenced, brought, conducted, pending, or heard by or before any Governmental Entity, arbitrator, or mediator, or any enforcement action or material subpoena by or from any Governmental Entity.

“Liability” or “Liabilities” means any debts, liabilities, commitments, obligations, duties or responsibilities of any kind and description, whether accrued or unaccrued, absolute or contingent, known or unknown, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, and regardless of whether such debt, liability or obligation would be required to be disclosed on a balance sheet prepared in accordance with GAAP.

“Licensed Intellectual Property” means any Company Intellectual Property that is owned by a third party and licensed to a member of the Company Group.

“Lien” means any mortgage, lien, pledge, charge, security interest or encumbrance.

“Net Working Capital” means, as of the Effective Time, the aggregate amount of current assets of the Business, minus the aggregate amount of current liabilities of the Business, in each case determined in accordance with the Net Working Capital Methodology.

“Net Working Capital Methodology” means the accounting methodologies, principles, practices, policies, and procedures set forth on Exhibit A attached hereto.

“OHCS” means OptumHealth Care Solutions, Inc., a Delaware corporation. References to OHCS in Article III of the Agreement only refer to OHCS to the extent of its ownership or lease of assets used in the Business that were contributed to the Company under the Contribution Agreement.

“OI” means OptumInsight, Inc., a Delaware corporation. References to OI in Article III of the Agreement only refer to OI to the extent of its ownership or lease of assets used in the Business that were contributed to the Company under the Contribution Agreement.

“Open Source Software” means any software subject to a license or other agreement whose terms require the distribution of source code in connection with the distribution of the software to which such license applies or that prohibits the licensee from charging a fee or otherwise limit the licensee’s freedom of action with regard to seeking compensation in connection with sublicensing or distributing the software to which such license applies (whether in source code or executable code form), including the licenses commonly referred to as the “Artistic License,” the “Mozilla Public License,” the “General Public License,” the “Lesser General Public License” and other similar licenses applicable to software distributed without charge to the public in source code form.

“Order” means any judgment, order, award, decree, consent, writ, or injunction of any Governmental Entity, any conciliation agreement, settlement agreement, market conduct or financial examination report or corrective action plan with any Governmental Entity.

“Ordinary Course of Business” means the conduct of the Business by Seller, or each member of the Company Group in a manner consistent with its past custom and practice (or, in the case of the assets transferred as part of the Contribution, in a manner consistent with the past custom and practice of the transferors of such assets).

Exhibit 10.96

“OSI” means Optum Services, Inc., a Delaware corporation. References to OSI in Article III of the Agreement only refer to OI to the extent of its employment of Transferred Employees.

“Owned Intellectual Property” means Company Intellectual Property owned by or exclusively licensed to the Company Group, including any such Company Intellectual Property consisting of software (“Owned Software”).

“Permitted Liens” means (i) mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising in the Ordinary Course of Business for amounts that are not yet delinquent or are being contested in good faith; (ii) Liens for Taxes, assessment or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith; (iii) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions as to the use of the real property) not created or granted by any member of the Company Group, but only to the extent that such matters and encumbrances do not materially interfere with the right of the Company or Connextions HCI to use such real property in the conduct of the Business as currently conducted; (iv) Liens granted to any lender at the Closing in connection with any financing by Buyer of the transactions contemplated hereby; (v) zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which (A) are imposed by any Governmental Entity having jurisdiction over such real property, (B) are not violated by the current use or occupancy of such real property or the operation of the Business as currently conducted, and (C) do not affect or interfere in any material respect with the use of the real property by any member of the Company Group; and (vi) the Liens listed on Schedule 1.1(a).

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, Governmental Entity, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

“Personal Information” means any information that identifies a specific natural person, including, without limitation: (i) a natural person’s first and last name, in combination with a (A) social security number or tax identification number, or (B) credit card number, bank account information and other financial account information, or financial customer or account numbers, account access codes and passwords; and (ii) Protected Health Information as defined under HIPAA and any information pertaining to an individual that is regulated or protected by one or more Laws.

“Purchase Price” means (i) $80,000,000, plus (ii) the amount (if any) by which Net Working Capital exceeds Target Working Capital, minus (iii) the amount (if any) by which Target Working Capital exceeds Net Working Capital, minus (iv) the amount of Closing Indebtedness, minus (v) the amount of the Transaction Expenses, and minus (vi) the amount of the Closing Aged Receivables that remain uncollected within ninety (90) days following the Closing Date.

“Related Entity” means each of OHCS, OI, OSI, and UHS; provided, that any reference to a Related Entity shall only apply (i) to OHCS, OI, or UHS to the extent of that entity’s ownership or lease of assets used in the Business that were contributed to the Company under the Contribution Agreement or (ii) in the case of OSI, only to the extent of its employment of Transferred Employees.

“Representative”  means, with respect to any Person, any director, manager, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Restricted Activity” means the provision of contract call center services to each customer listed on Schedule 1.1(b) of the type described in the Contracts with that customer identified on Schedule 1.1(b).

Exhibit 10.96

“Subsidiary” or “Subsidiaries” means, when used with reference to any Person, any Person (i) of which such Person, or any other Subsidiary of such Person, is a general or managing partner, (ii) of which a Person owns or controls, directly or indirectly, capital stock or other equity ownership interests representing more than 50% of the outstanding voting stock or other equity ownership interests, or (iii) the outstanding voting securities or interests of which, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, are directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries.

“Target Working Capital” means $13,051,000.

“Tax” means (i) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind, imposed by any taxing authority or other Governmental Entity, including taxes or other charges on, measured by, or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; and taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customs duties, tariffs and similar charges; (ii) any and all interest, penalties, additions to tax and additional amounts imposed in connection with or with respect to the foregoing; (iii) any liability for payment of amounts described in clauses (i) or (ii), whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any taxable period (including, without limitation, any liability pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of state, local, or non-U.S. Law), by Contract, or otherwise through operation of Law; and (iv) any liability for the payment of amounts described in clauses (i), (ii) or (iii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other agreement to pay any Taxes of any other Person.

“Tax Return” means any return, statement, declaration, form, report, or information return or other documentation filed or maintained, or required to be filed or maintained, with respect to or in connection with the assessment or collection of any Taxes, including any schedules or attachments thereto and any amendments thereof.

“Transaction Documents” means this Agreement (including the Disclosure Schedule and other exhibits and schedules hereto), the Transition Services Agreement and the Employment Leasing and Transition Agreement, collectively.

“Transaction Expenses” means, as of the Effective Time, the aggregate Expenses payable by any member of the Company Group in connection with the transactions contemplated by this Agreement, which have not been paid by the Company Group.

“Transferred Employees” has the meaning ascribed to such term in the Employment Leasing and Transition Agreement.

“Transition Date” has the meaning ascribed to such term in the Employment Leasing and Transition Agreement.

“Transition Services Agreement” means the Transition Services Agreement dated as of the date hereof by and between Seller and Buyer describing services (including call recording retrieval services) that Seller will provide or cause to be provided to Buyer post-Closing to support the transition of the Business on the terms therein.

Exhibit 10.96

“UHS” means United HealthCare Services, Inc., a Minnesota corporation. References to UHS in Article III of the Agreement only refer to UHS to the extent of its ownership or lease of assets used in the Business that were contributed to the Company under the Contribution Agreement.

“Ultimate Parent” means UnitedHealth Group Incorporated.

“WARN Act” means the United States Worker Adjustment and Retraining Notification Act and any applicable state or local Laws of comparable effect, each as amended from time to time.

The following terms are not defined above but are defined on the pages of this Agreement indicated below:

Term Page

Acquired Business	29
Agreement	ii
BA Agreements	11
Benefit Plan	12
Benefit Plans	13
Buyer	ii
Buyer Indemnified Parties	30
Buyer Indemnified Party	30
Buyer Objection Notice	5
Cap	31
Claim Notice	33
Closing	3
Closing Date	3
Closing Statement	5
Company	ii
Company Contractors	13
Current Representation	39
Customers	20
Designated Person	39
DOJ	10
Effective Time	3
Estimated Closing Statement	3
Exchange Act	8
FCPA	11
Final Purchase Price	7
Financial Information	9
Fundamental Buyer Representations and Warranties	30
Fundamental Seller Representations and Warranties	30
Indemnitee	32
Indemnitor	33
Independent Auditor	6
IP License	17
Leased Real Property	12
Material Contract	17
Material Suppliers	21

Exhibit 10.96

Notice Period	33
Objection Notice	6
Owned Software	48
Post-Closing Adjustment Amount	7
Post-Closing Representation	39
Pre-Closing Period Tax Returns	23
Pre-Closing Periods	16
Qualified Plans	13
Registered Intellectual Property	19
Restricted Period	29
Review Period	5
Section 1.1502-36 Election	24
Securities Act	8
Seller	ii
Seller Business	27
Seller Entities	27
Seller Indemnified Parties	32
Seller Indemnified Party	32
Seller Objection Notice	6
Shares	ii
Single Claim Threshold	31
Straddle Contract Period	27
Straddle Contracts	27
Straddle Period Tax Returns	23
Straddle Periods	23
Tax Proceeding	25
Third Party Claim	33
Threshold	31
Transfer Taxes	25
Uncollected Receivables Statement	5
Vendor BA Agreements	11

Exhibit 10.96

Schedule 1.1(a)

Permitted Liens

Liens under the Faxable Lease Agreements between the Company and Canon Financial Services, Inc.

Exhibit 10.96

Schedule 1.1(b)

Restricted Activity Customers and Contracts

	Customer	Contract
1.	Kaiser Foundation Health Plan, Inc.	Amended and Restated Master Services Agreement effective as of October 1, 2012 by and between Kaiser Foundation Health Plan, Inc. and Connextions, Inc., as amended.
2.	Independence Blue Cross	Standard Support Agreement between Connextions, Inc. and Independence Blue Cross, effective July 25, 2011, as amended.
3.	Health Net, Inc.

Master Services and License Agreement by and between Health Net, Inc. and OptumInsight, Inc., effective as of June 29, 2012, as amended

o

Order Schedule No. 11 to Master Services and License Agreement between OptumInsight, Inc. and Health Net, Inc., made as of March 10, 2014, together with all amendments thereto.

o

Order Schedule No. 14 to Master Services and License Agreement between OptumInsight, Inc. and Health Net, Inc., made as of July 1, 2014, together with all amendments thereto.
4.	Cedars-Sinai Medical Center	Call Center Agreement between Cedars-Sinai Medical Center and Connextions, Inc., effective January 1, 2012, as amended, together with all statements of work.
5.	Connecticut General Life Insurance Company	Professional Services Agreement by and between Connecticut General Life Insurance Company and Connextions, Inc., effective as of December 2, 2009, together with all Task Orders as each may be amended.
6.	USAA Life General Agency	Master Services Agreement between USAA Life General Agency and Connextions, Inc., effective February 28, 2013, together with all statements of work and addenda, as each may be amended.
7.	Connecticare, Inc.	Standard Support Agreement between Connextions, Inc. and Connecticare, Inc., effective August 15, 2010, including addenda, as each may be amended.
8.	Chesapeake Life Insurance Company

Master Software License and Services Agreement between Connextions, Inc. and the Chesapeake Life Insurance Company, effective September 1, 2011, together with all statements of work, as each may be amended.

Exhibit 10.96

Schedule 1.1(c)

Key Employees

Lisa Hendricks

Doreen Thibodeaux

Julie Burleigh

Pete Swisshelm

Angela Rees

Exhibit 10.96

Schedule 6.2(e)

Indemnification Matters

1. Any claim made by an individual who was a director or officer of the Company or Connextions HCI prior to the Effective Time for indemnification as a former director or officer of either of those entities under their respective Governing Documents related to any action or inaction that occurred at or prior to Closing.

2. Any claims related to how any Company Employees are classified or paid, including “wage and hour claims” or other claims made with respect to any Company Employee(s) under the Fair Labor Standards Act, as amended, or any applicable state or local wage and hour Laws to the extent related to any action or inaction that occurred prior to Closing.